UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INDYMAC BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 14, 2006
Dear Stockholder:
       You are cordially invited to attend the Annual Meeting of Stockholders of IndyMac Bancorp, Inc. (“Indymac”). The meeting will be held on April 25, 2006, at 9:00 a.m. at Indymac’s offices located at 3465 Foothill Boulevard, Pasadena, California. The formal notice and proxy statement for this meeting are attached to this letter.
      Indymac delivered strong results in 2005. We achieved record mortgage production, net revenues, net earnings, earnings per share, and return on equity; all in spite of a flat mortgage market, a flattening yield curve and intense competition, which led to declining industry-wide mortgage banking margins. Disciplined execution on our fundamental business strategies was the driver of our success. In 2006, we will continue to execute our hybrid thrift/mortgage banking model where we opportunistically invest in and trade single-family mortgage related assets, expand and refine our mortgage professionals business, build a strong consumer franchise, expand our specialty niche consumer lending products, establish new revenue streams, and support the above with a strong meritocracy culture, all with the goal to enhance our stockholder value.
      We believe that our stockholders recognize our commitment to building a strong, growing business and achieving our financial goals. This focus on results is reflected in our annual returns to stockholders. We have out-performed many of our peers with a total stockholder return of 18% in 2005. On page 1, you can see that over the past five years we out-performed the broader market as illustrated by the Russell 1000 (the index represents the largest 1,000 companies in the United States) as well as the Russell 1000 Financial Services Index (the financial services companies included in the top 1,000 companies in the United States).
      We hope you attend the Annual Meeting. Even if you currently plan to attend the meeting, however, it is important that you sign, date and return your enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner described on the proxy card, as soon as possible. You may still vote in person at the Annual Meeting if you desire by withdrawing your proxy, but returning your proxy card now, or submitting your voting instructions electronically or via telephone, will assure that your vote is counted if your plans change and you become unable to attend.
      Your vote is important, regardless of the number of shares you own. We urge you to indicate your approval by voting FOR each of the matters indicated in the notice and described in the proxy statement.
      On behalf of the Board of Directors, I thank you for your support.

Sincerely,

Michael W. Perry
Chairman and Chief Executive Officer

INDYMAC BANCORP, INC.
888 East Walnut Street
Pasadena, California 91101
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 25, 2006
Location, Date and Proposals
      The Annual Meeting of Stockholders (the “Annual Meeting”) of IndyMac Bancorp, Inc. (“Indymac”) will be held at Indymac’s offices located at 3465 East Foothill Boulevard, Pasadena, California on April 25, 2006 at 9:00 a.m., local time, for the following purposes:

1.	To elect the Board of Directors for the ensuing year;

2.	To approve the IndyMac Bancorp, Inc. 2002 Incentive Plan, as amended and restated;

3.	To ratify the appointment of Ernst & Young LLP as Indymac’s independent auditors for the year ending December 31, 2006; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
      The proposals described above are more fully described in the accompanying proxy statement, which forms a part of this Notice.
Attendance Requirements
      If you plan to attend the Annual Meeting, please notify the undersigned at the address set forth above so that appropriate preparations can be made. Please note that a picture identification will be required for entry into the Annual Meeting.
Record Date
      The Board of Directors has fixed February 27, 2006 as the record date for the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. A list of those stockholders will be available for inspection at our offices located at 888 East Walnut Street, Pasadena, California 91101 commencing at least ten days before the Annual Meeting.
Proxy Card
      Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner described on the enclosed proxy card. If you choose to return the enclosed proxy card via United States mail, a return envelope that requires no postage for mailing in the United States is enclosed for this purpose. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration of the proposals listed above.

By Order of the Board of Directors

Brigitte M. Dewez
Senior Vice President,
Corporate Secretary
and Chief Governance Officer
March 14, 2006
EACH VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, OR SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY OR VIA TELEPHONE IN THE MANNER DESCRIBED ON THE ENCLOSED PROXY CARD.

INDYMAC BANCORP, INC.
888 East Walnut Street
Pasadena, California 91101
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 25, 2006
Location, Date, Mailing Date
      This Proxy Statement is furnished to stockholders of IndyMac Bancorp, Inc. (“Indymac”) in connection with the solicitation by the Board of Directors of Indymac of proxies to be voted at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices located at 3465 East Foothill Boulevard, Pasadena, California on April 25, 2006, at 9:00 a.m. or at any adjournment or postponement of the Annual Meeting. We expect to mail the proxy solicitation materials for the Annual Meeting on or about March 14, 2006.
Proxy Solicitation
      The principal solicitation of proxies for the Annual Meeting is being made by mail. Officers, directors and employees of Indymac, none of whom will receive additional compensation for their assistance, may also solicit proxies by telephone or other personal or electronic contact. Indymac has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of expenses. Indymac will bear the cost of the solicitation of proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.
Revocation of Proxy
      A stockholder may revoke his or her proxy at any time before it is voted by delivering a later dated, signed proxy or other written notice of revocation to the Corporate Secretary of Indymac. Any stockholder present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by properly signed and returned proxies in the accompanying form, unless revoked, will be voted in accordance with the instructions given on the proxy. If no instructions are given, the shares will be voted in favor of Proposals One, Two, and Three described in this Proxy Statement.
Record Date
      Only holders of shares of Indymac’s Common Stock, par value $0.01 per share (the “Common Stock”), of record at the close of business on the February 27, 2006 record date for the Annual Meeting will be entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof. On the record date, 64,651,423 shares of Common Stock were outstanding. Stockholders will each be entitled to one vote per share of Common Stock held by them.

(i)

Quorum Requirements
      Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting. Pursuant to Indymac’s Bylaws and the Delaware General Corporation Law (the “DGCL”), the presence of the holders of shares representing a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the DGCL, abstentions and “broker non-votes” (that is, proxies from brokers or nominees who have not received instructions from the beneficial owners or other persons entitled to vote with respect to a matter and for which the brokers or nominees do not have the discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum.
Vote Requirements
      The election of each of the director nominees under Proposal One and the approval of Proposal Three require the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. Approval of Proposal Two requires the affirmative vote of a majority of the votes cast, provided that the total votes cast represent over 50% of the shares entitled to vote on the proposal. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” Proposals One and Three. Abstentions are not considered “votes cast,” so they will be disregarded when calculating the votes cast for and against Proposal Two, and therefore, will have no legal effect with respect to the vote on Proposal Two.
      A broker non-vote will be deemed “not entitled to vote” on the proposal for which the non-vote is indicated and will, therefore, have no legal effect on the voting for Proposals One and Three. Broker non-votes are not considered to be “votes cast,” so they will be disregarded when calculating the votes cast for and against Proposal Two and, therefore, will have no legal effect with respect to the vote on Proposal Two. Under rules adopted by the New York Stock Exchange, brokers holding shares of Common Stock for the accounts of their customers are entitled to vote on Proposal Two only pursuant to instructions from the beneficial owners of such shares.
RECEIVE YOUR ANNUAL REPORT AND
PROXY STATEMENT ON-LINE NEXT YEAR
      You can save Indymac future postage and printing expense by consenting to receive future annual reports and proxy statements over the Internet instead of receiving paper copies in the mail.
      Stockholders will be given the opportunity to consent to future Internet delivery. You may consent to future Internet delivery by so indicating in the space provided on the enclosed proxy card. For some stockholders this option will only be available if the brokerage firm, bank or other record holder of their shares makes appropriate provision to obtain such consent, or if they vote electronically by the Internet when they vote their proxy this year.
      If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of this means of delivery to you.

(ii)

      If you consent, your account will be so noted and, when the proxy statement for the 2007 Annual Meeting of Stockholders and Indymac’s 2006 Annual Report become available, you will be notified on how to access them on the Internet.
      Stockholders who elected last year to receive their Indymac materials via the Internet this year will be notified of the Internet location of the materials at the same time the materials are distributed to all other Indymac stockholders.
      If you elect to receive your Indymac materials via the Internet, you can still request paper copies free of charge by writing to Investor Relations at IndyMac Bancorp, Inc., 888 East Walnut Street, P.O. Box 7211, Pasadena, California 91109-7137.
      In addition, if you own Common Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all your accounts registered in the same name and address.

(iii)

STOCK PERFORMANCE GRAPH
      The following chart compares the total stockholder returns (stock price increase plus dividends) on our Common Stock from December 31, 2000 through December 31, 2005 with the total stockholder returns for the Russell 1000 Index, as the broad market index, and the Russell 1000 Financial Services Index, as the industry or line of business index. The graph assumes that the value of the investment in our Common Stock and each index was $100 on December 31, 2000 and that all dividends were reinvested.
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
Assumes $100 Invested on December 31, 2000
Assumes Dividends Reinvested Through Fiscal Year Ended December 31, 2005

PRINCIPAL STOCKHOLDERS
      As of February 14, 2006, the following entities were known to Indymac to be the beneficial owners of more than 5% of Indymac’s outstanding Common Stock. The following table shows (1) the number of shares of Common Stock owned by each such entity, and (2) the percentage of all outstanding shares represented by such ownership (based upon the most recently reported number of shares outstanding as of the date the entity filed a Schedule 13G with the Securities and Exchange Commission).

	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Class

Barclays Global Investors, NA(1)	7,880,403	12.27%
45 Fremont St., 17th Floor
San Francisco, CA 94105
NWQ Investment Management Company, LLC(2)	5,178,162	8.10
2049 Century Park East, 4th Floor
Los Angeles, California 90067
Wellington Management Company, LLP(3)	4,685,766	7.30
75 State Street
Boston, Massachusetts 02109
Capital Group International, Inc.(4)	4,685,090	7.30
Capital Guardian Trust Company
11100 Santa Monica Boulevard
Los Angeles, CA 90025

(1)	Based upon Schedule 13G filed January 30, 2006 with the Securities and Exchange Commission.

(2)	Based upon Amendment No. 4 to Schedule 13G filed February 13, 2006 with the Securities and Exchange Commission.

(3)	Based upon Amendment No. 1 to Schedule 13G filed February 14, 2006 with the Securities and Exchange Commission.

(4)	Based upon Amendment No. 8 to Schedule 13G filed February 9, 2006 with the Securities and Exchange Commission. Capital Guardian Trust Company (“Capital Guardian”) is a wholly owned subsidiary of Capital Group International, Inc. (“Capital Group”) and the 4,357,890 shares beneficially owned by Capital Guardian are included in those shown as beneficially owned by Capital Group. Capital Group reports that it has no investment or voting power with respect to any of the shares shown and that investment, and in some cases, voting power with respect to the shares is held by investment management company subsidiaries of Capital Group on behalf of their respective clients. Capital Guardian is a bank that is deemed the beneficial owner of 4,357,890 shares as a result of its service as investment manager of various institutional accounts. It reports that it has sole investment and, in some cases, voting power with respect to the shares beneficially owned by it.

EXECUTIVE OFFICERS
      The executive officers of Indymac are:

			Officer
Name	Age	Office(1)	Since

Michael W. Perry	43	Chairman of the Board of Directors and Chief Executive Officer	1993
Richard H. Wohl	47	President and Director of Indymac Bank	1994
S. Blair Abernathy	44	Executive Vice President, Chief Investment Officer	1994
Ashwin Adarkar	41	Executive Vice President, Incubator and Mergers and Acquisitions of Indymac Bank	2003
Terrence O. Hughes	47	Executive Vice President, General Counsel	2005
R. Patterson Jackson III	45	Executive Vice President of Indymac Bank and Chief Executive Officer of Specialty Products	2003
Scott Keys	43	Executive Vice President, Chief Financial Officer	2002
Ruthann K. Melbourne	40	Executive Vice President, Chief Risk Officer	2003
John D. Olinski	46	Executive Vice President, Secondary Marketing and Retained Assets	1999
Frank Sillman	42	Executive Vice President of Indymac Bank and Chief Executive Officer of Indymac Mortgage Bank	1997
Charles A. Williams	47	Executive Vice President, Chief Audit Executive	2001

(1)	Unless otherwise noted, each executive officer is an officer of both Indymac and Indymac Bank.
      Michael W. Perry is Chairman of the Board of Directors and Chief Executive Officer of Indymac and IndyMac Bank, F.S.B., a wholly owned subsidiary of Indymac (“Indymac Bank”). He has been a director of Indymac since October 1997 and served as Vice Chairman of the Board of Directors of Indymac and Indymac Bank from March 2000 until February 2003 when he was appointed Chairman of the Board of Directors of Indymac and Indymac Bank following the retirement of David S. Loeb, the former Chairman of both Indymac and Indymac Bank. Mr. Perry has been with Indymac since January 1993 and previously served as President of Indymac from January 1997 to February 1999, and Chief Operating Officer from January 1993 to January 1997. Mr. Perry has direct responsibility for the management of Indymac and its subsidiaries. From May 1987 to December 1992, he served in various positions with Commerce Security Bank, including as Senior Executive Vice President in charge of the Mortgage Banking Division and as Chief Financial Officer. After graduating with honors from California State University, Sacramento, and prior to joining Commerce Security Bank, Mr. Perry was an auditor and Certified Public Accountant for a period of four years with KPMG Peat Marwick LLP.
      Richard H. Wohl is President of Indymac Bank. He became a director of Indymac Bank in July 2005. Mr. Wohl oversees the primary business divisions of Indymac Bank in both its thrift and mortgage banking segments. Mr. Wohl previously served Indymac in several capacities, including as Chief Executive Officer of Indymac Mortgage Bank from February 2000 to July 2005, Chief Operating Officer in charge of various financial and administrative functions from February 1999 to February 2000, and as general counsel and secretary from April 1994 to February 1999. Prior to joining Indymac in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los

Angeles, California where he worked in the institutional lending and corporate areas with a focus on mortgage banking. Mr. Wohl graduated with distinction from Stanford University and received a J.D. from Harvard Law School, where he was an editor of the Harvard Law Review.
      S. Blair Abernathy is Executive Vice President, Chief Investment Officer of Indymac and Indymac Bank. Mr. Abernathy is responsible for the whole loan and mortgage-backed securities investment portfolio and the mortgage conduit and corporate finance functions of Indymac and Indymac Bank. Previously, Mr. Abernathy was responsible for the hedging, trading, product development, risk-based pricing and secondary marketing functions of Indymac Bank. Prior to joining Indymac in February 1994, Mr. Abernathy managed the accounting and investment functions of Commerce Security Bank, a state chartered bank in Sacramento, California, as Senior Vice President and Chief Financial Officer. From July 1988 to January 1993, Mr. Abernathy served as Vice President and Controller of Sunrise Bancorp of California, a publicly traded bank holding company with banking and mortgage banking subsidiaries. Mr. Abernathy received a B.S. in Business Administration from California State University, Sacramento where he graduated with honors.
      Ashwin Adarkar is Executive Vice President, Incubator and Mergers and Acquisitions of Indymac Bank. Mr. Adarkar is responsible for incubator businesses, mergers and acquisitions and outsourcing. Mr. Adarkar previously served as Chief Executive Officer of Indymac Consumer Bank. Prior to joining Indymac Bank in September 2003, Mr. Adarkar was a partner with McKinsey & Company, a management consulting firm, where he led its Global Business Process Offshoring and Outsourcing Practice, helping clients around the world in a variety of industries move their back office operations to low cost locations. He helped to open McKinsey’s offices in India and spent five years serving clients in India and moving McKinsey’s worldwide internal graphics and research capability to India. He was also a leader of McKinsey’s West Coast Financial Services and Health Care Practices. Prior to joining McKinsey & Company in 1992, Mr. Adarkar worked with Goldman Sachs & Co. in its Mortgage Finance department. Mr. Adarkar received an M.S. in Industrial Engineering and a B.A in Economics from Stanford University, where he was elected to Phi Beta Kappa. He also received an M.B.A. from Stanford University where he was an Arjay Miller Scholar.
      Terrence O. Hughes is Executive Vice President, General Counsel of Indymac and Indymac Bank. Prior to joining Indymac in July 2005, Mr. Hughes served as in-house counsel for over 15 years. For the last 11 years he served as General Counsel for Raleigh Enterprises, in Santa Monica, California. Mr. Hughes began his career as an attorney with Morrison & Foerster in Los Angeles, California where his emphasis was on secured lending, corporate, and financial transactions. Mr. Hughes received a B.S. in Business/ Accounting, summa cum laude, from the University of Southern California and a J.D. from Stanford University School of Law, where he currently serves as a member of the Law School’s Board of Visitors.
      R. Patterson Jackson III is Executive Vice President of Indymac Bank and Chief Executive Officer of Specialty Products. Mr. Jackson is responsible for all aspects of Indymac Bank’s home equity lines of credit or HELOC initiative, including marketing and sales activities, product development, origination, servicing operations, and management of the HELOC portfolio. Mr. Jackson is also Chairman of Financial Freedom Senior Funding Corporation, a subsidiary of Indymac Bank that originates reverse mortgages. Mr. Jackson joined Indymac Bank in December 2003 with 19 years of diversified senior management, marketing and business development experience, including President and Chief Operating Officer of Unitek Miyachi Corporation, a global, diversified high-tech products company based in Southern California, where he was employed from May 1999 to November 2003. Prior to this, Mr. Jackson held a number of senior level marketing positions with other companies, including Director of Marketing and Business Development of Intecolor Corporation, a division of Rockwell Automation. Mr. Jackson received a B.S. in Business Administration from the University of South Carolina and an M.B.A. from Winthrop College, Graduate School of South Carolina.
      Scott Keys is Executive Vice President, Chief Financial Officer of Indymac and Indymac Bank. Mr. Keys is responsible for financial and managerial accounting, financial reporting, strategic and financial planning, investor relations and tax. Prior to joining Indymac in March 2002, Mr. Keys was a partner with Ernst & Young LLP in its Columbus, Ohio office. He most recently served as the partner in charge of the Ohio Valley Banking Practice for Ernst & Young LLP, serving a number of regional banking companies and large mortgage companies. Prior to becoming a partner with Ernst & Young LLP in October 1999, Mr. Keys held various professional staff positions with the firm in its Columbus, Ohio and Los Angeles, California offices beginning in September 1986. Mr. Keys is a Certified Public Accountant and received a B.S. in Accounting from Loyola Marymount University.
      Ruthann K. Melbourne is Executive Vice President, Chief Risk Officer of Indymac and Indymac Bank. Ms. Melbourne is responsible for the corporate oversight and control of complex retained assets and associated interest rate risk hedges and management in the Corporate Accounting and Enterprise Risk Management Divisions. Prior to joining Indymac in February 2003, Ms. Melbourne was the Vice President in the Risk Research & Model Review Group of J.P. Morgan Chase & Co. in its New York office from July 2000 to February 2003. Ms. Melbourne has over 16 years of experience in due diligence audit, finance, risk management, risk research, marketing and related information systems. In addition, Ms. Melbourne has extensive experience with credit/market risk methodology, mortgage servicing right performance measurement, pricing/valuation model validation, credit derivative pricing, securitization comfort level support and interest rate and volatility term structure modeling. Ms. Melbourne holds a B.S. in Physics from the University of California, Santa Cruz, has an M.S. in Electrical Engineering from the California Institute of Technology and also received her Ph.D. in Finance from the University of Wisconsin.
      John D. Olinski is Executive Vice President of Indymac and Indymac Bank and is responsible for managing Indymac’s Secondary Marketing and Retained Assets groups. Previous responsibilities at Indymac include Director of Corporate Finance/ Treasury, Chairman of the management Asset and Liability Committee, and management of the Home Loan Servicing operations. Prior to joining Indymac in April 1999, Mr. Olinski was an equity analyst focusing on consumer products for a regional investment bank. Mr. Olinski, who is a Chartered Financial Analyst, has fifteen years of commercial and merchant banking experience with Security Pacific Merchant Bank, Sanwa Bank California (now Bank of the West) and Lloyds Bank California. Mr. Olinski received a B.A. in Management Science from the University of California, San Diego and an M.B.A. in Finance and Accounting from the University of Southern California.
      Frank M. Sillman is Executive Vice President of Indymac Bank and Chief Executive Officer of Indymac Mortgage Bank. Mr. Sillman is responsible for the mortgage professionals business, including wholesale, correspondent, secondary marketing, retained assets and warehouse lending. Mr. Sillman joined Indymac in 1997 as a Senior Vice President, was promoted to Executive Vice President of Sales and Marketing, Indymac Mortgage Bank in 2003 and became Chief Executive Officer of the Mortgage Professionals Group of Indymac Mortgage Bank in 2004. Prior to joining Indymac, he founded two retail mortgage banking companies, TCM Mortgage and American Home Credit. From mid-1986 to the end of 1992, Mr. Sillman served as treasurer for Shearson Lehman Mortgage. Mr. Sillman has 19 years of experience in the mortgage banking industry. Mr. Sillman received his bachelor’s degree from the University of California, San Diego.
      Charles A. Williams is Executive Vice President, Chief Audit Executive of Indymac and Indymac Bank. Mr. Williams joined Indymac in October 2001 with over 18 years of related experience. Prior to joining Indymac, he was with Deloitte & Touche’s Enterprise Risk Services Group where he was a senior manager for the Pacific Southwest Region Internal Audit Services practice for the financial services industry. His clients included primarily banks, thrifts and mortgage lenders, including large regional and national entities. Prior to his position with Deloitte & Touche, Mr. Williams spent over 11 years as the chief auditor for Redlands Federal Bank, a federally regulated thrift institution. Mr. Williams received a B.S. from Southern Illinois University, majoring in Finance and Business Economics, and an M.B.A. from Southern Illinois University specializing in Finance. He is a Certified Internal Auditor and a Certified Risk Professional.

SECURITY OWNERSHIP OF MANAGEMENT
      The following table provides information concerning the beneficial ownership of Common Stock by each director nominee, including Indymac’s Chairman and Chief Executive Officer, each of Indymac’s other four most highly compensated executive officers, Indymac’s Chief Financial Officer and all executive officers and directors as a group, as of February 28, 2006. Except as otherwise indicated, all persons listed below have sole voting power and dispositive power with respect to their shares, except to the extent that authority is shared by their spouses, and have record and beneficial ownership of their shares.

	Shares of
	Common
	Stock Owned		Percent
Name	Beneficially(1)		of Class

Michael W. Perry	2,522,516	(2)	3.9%
Louis E. Caldera	59,488		*
Lyle E. Gramley	119,830	(3)	*
Hugh M. Grant	96,235	(4)	*
Patrick C. Haden	105,991	(5)	*
Terrance G. Hodel	24,059		*
Robert L. Hunt II	66,260		*
Senator John Seymour (ret.)	78,432		*
James R. Ukropina	43,752		*
Bruce G. Willison	2,500		*
Richard H. Wohl	900,000		1.4
S. Blair Abernathy	283,387		*
Ashwin Adarkar	90,847		*
Scott Keys	135,595		*
Frank M. Sillman	109,676	(6)	*
All directors and executive officers as a group (20 persons)	4,831,973		7.4

*	Less than one percent of class.

(1)	Includes shares that may be purchased through stock options currently exercisable or exercisable within 60 days of February 28, 2006 held by the following persons: Mr. Perry, 2,308,086 shares; Mr. Caldera, 48,488 shares; Mr. Gramley, 43,396 shares; Mr. Grant, 94,032 shares; Mr. Haden, 94,032 shares; Mr. Hodel, 13,707 shares; Mr. Hunt, 66,260 shares; Mr. Seymour, 74,032 shares; Mr. Ukropina, 30,636 shares; Mr. Wohl, 795,905 shares; Mr. Abernathy, 238,328 shares; Mr. Adarkar, 90,847 shares; Mr. Keys, 135,595; Mr. Sillman, 97,294; and all directors and executive officers as a group, 4,315,210 shares.

(2)	Includes 1,536 shares held in Mr. Perry’s 401(k) account.

(3)	Includes 13,225 shares owned by Marlys Gramley, the wife of Mr. Gramley.

(4)	Includes 64 shares acquired through dividend reinvestment.

(5)	Includes 5,562 shares owned by Cindy Haden, the wife of Mr. Haden, and 348 shares acquired by Mr. and Mrs. Haden through dividend reinvestment.

(6)	Includes 641 shares held in Mr. Sillman’s 401(k) account and 6,000 shares owned by Michelle Minier, the wife of Mr. Sillman.

EXECUTIVE COMPENSATION
      The following table sets forth the cash and other compensation paid by Indymac and its subsidiaries for all services in all capacities for the fiscal years ended December 31, 2005, 2004 and 2003 to its Chief Executive Officer, the next four most highly compensated executive officers for 2005, and the Chief Financial Officer (the “named executive officers”).
Summary Compensation Table

					Long-Term
					Compensation Awards

		Annual Compensation				Securities
					Restricted	Underlying
				Other Annual	Stock	Options	All Other	Total
Name and Principal Position	Year	Salary(1)	Bonus(1)	Compensation(2)	Awards($)	(#)	Compensation(3)	Compensation(4)

Michael W. Perry(5)	2005	$1,000,000	$1,000,000	$465,607	$0	0	$16,788	$2,482,395
Chairman and Chief	2004	1,000,000	808,333	137,885	0	0	16,343	1,962,561
Executive Officer	2003	1,000,000	875,000	237,705	0	0	5,057,517	7,170,222
Richard H. Wohl(6)	2005	646,017	607,500	151,061	0	0	19,031	1,423,609
President,	2004	600,000	500,000	41,436	0	0	18,307	1,159,743
Indymac Bank	2003	604,625	466,074	54,519	0	0	1,532,553	2,657,771
S. Blair Abernathy	2005	570,788	504,349	90,144	201,710 (7)	24,230	15,369	1,566,508
Executive Vice President,	2004	450,000	368,297	17,265	0	20,126	14,939	1,022,377
Chief Investment Officer	2003	375,000	312,500	15,675	0	50,000	12,981	1,012,656
Ashwin Adarkar(8)	2005	360,000	506,311	81,247	0	58,493	6,300	1,398,405
Executive Vice President,	2004	365,000	477,216	19,821	0	7,026	447,715	1,369,754
Indymac Bank	2003	158,182	80,000	0	0	100,000	0	888,182
Scott Keys	2005	400,000	250,000	123,432	0	37,130	39,700	1,095,320
Executive Vice President,	2004	378,750	250,000	22,327	0	14,827	39,420	817,120
Chief Financial Officer	2003	318,750	181,500	19,402	0	50,000	37,313	853,465
Frank M. Sillman	2005	300,000	692,960	57,742	173,887 (7)	29,957	12,250	1,464,512
Executive Vice President,	2004	250,000	455,351	40,160	0	13,173	11,784	869,792
Indymac Bank	2003	193,750	250,000	35,094	0	18,443	8,955	598,359

(1)	Salary and bonus amounts deferred at the election of the named executive officer to a subsequent year are included for the fiscal year in which such amounts were earned.

(2)	Amounts shown for 2005 consist of the following, which are valued at the aggregate incremental cost to Indymac:

	Interest
	Accrued on			Executive		Ten-Year	Reimbursement	Reimbursement
	Deferred	Car		Medical	Financial and	Service	for Payment of	for Payment of
Name	Comp(A)	Allowance	Club Dues	Program	Tax Planning	Award(B)	Legal Fees(C)	Taxes(D)

Mr. Perry	$401,215	$13,200	$21,487	$3,750	$15,028	$0	$0	$10,927
Mr. Wohl	126,320	13,200	1,215	0	0	7,000	0	3,326
Mr. Abernathy	68,161	0	3,190	0	9,017	7,323	0	2,453
Mr. Adarkar	11,478	0	60,725	0	9,044	0	0	0
Mr. Keys	10,670	0	9,500	3,750	0	0	99,512	0
Mr. Sillman	53,992	0	0	3,750	0	0	0	0

(A)	Includes all interest accrued during 2005 on deferred compensation and not just the amount accrued in excess of the applicable federal rate, which is all that is currently required to be disclosed.

(B)	The ten-year service award is provided to all employees of Indymac who have completed ten years of service. The award is a five-day trip to Hawaii for the employee and a guest, including airfare, hotel, car rental, a per diem for meals and expenses and payment of related taxes.

(C)	Indymac reimbursed Mr. Keys for legal fees and expenses incurred in connection with a matter related to his prior employment. The matter was concluded in 2006 with no impact on Mr. Keys.

(D)	Reimbursements of taxes were paid to Mr. Perry in connection with the payment of his financial and tax planning expenses and to Messrs. Wohl and Abernathy in connection with their ten-year service awards.
      (3) Amounts shown for 2005 consist of the following:

	Term Life	Indymac
	Insurance	Contribution		Pension Plan
	Premiums Paid	to 401(k)	Loan	Actuarial Value
Name	by Indymac	Plan	Forgiveness(A)	Increase(B)

Mr. Perry	$1,680	$6,300	$0	$8,808
Mr. Wohl	1,053	6,300	0	11,678
Mr. Abernathy	0	6,300	0	9,069
Mr. Adarkar	0	6,300	0	0
Mr. Keys	0	3,468	30,000	6,232
Mr. Sillman	0	4,245	0	8,005

(A)	See the detailed discussion concerning this loan forgiveness in Certain Transactions and Business Relationships.

(B)	See the detailed discussion concerning the pension plan in Defined Benefit Pension Plan. Pension Plan Actuarial Values for 2004 and 2003 are voluntarily included in All Other Compensation for Messrs. Perry, Wohl, Abernathy, Keys and Sillman for the first time in this proxy statement. Amounts disclosed as All Other Compensation for Messrs. Perry, Wohl and Abernathy in previous years did not include these values. Accordingly, these values will be higher than the values reported in previous proxy statements.

(4)	Total Compensation is calculated as the sum of the columns in this Summary Compensation Table, plus the value of stock option awards. The following grant date fair values were used to value the stock options granted to Messrs. Abernathy, Adarkar, Keys and Sillman in 2005, 2004 and 2003. The grant date fair values were computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (“FAS 123”) applying the same valuation model and assumptions as Indymac applies for financial statement pro-forma footnote disclosure purposes.

		Securities
		Underlying	Grant Date
Name	Year	Options	Fair Value

Mr. Perry	2005	0	$0
	2004	0	0
	2003	0	0
Mr. Wohl	2005	0	0
	2004	0	0
	2003	0	0
Mr. Abernathy	2005	24,230	184,148
	2004	20,126	171,876
	2003	50,000	296,500
Mr. Adarkar	2005	58,493	444,547
	2004	7,026	60,002
	2003	100,000	650,000
Mr. Keys	2005	37,130	282,188
	2004	14,827	126,623
	2003	50,000	296,500
Mr. Sillman	2005	29,957	227,673
	2004	13,173	112,497
	2003	18,443	110,560

(5)	Mr. Perry is Chairman of the Board and Chief Executive Officer of Indymac. Mr. Perry is compensated as an executive officer of Indymac pursuant to an employment agreement entered into with Indymac on February 1, 2002. See “Employment Agreements” and “Compensation Committee Report on Executive Compensation”.

(6)	Mr. Wohl is President of Indymac Bank and a director of Indymac Bank. Mr. Wohl is compensated as an executive officer of Indymac Bank pursuant to an employment agreement entered into with Indymac Bank on November 1, 2002. See “Employment Agreements” and “Compensation Committee Report on Executive Compensation”.

(7)	Restricted stock awards shown were granted on March 15, 2005 at the election of each officer (in combination with a stock option award) and are valued at $34.91, the closing price of Common Stock on the grant date. The awards vest in full on the third anniversary of the grant date. Dividends accrue on the underlying shares, but will not be paid until the restricted stock vests. The following table sets forth the aggregate restricted stock holdings of named executive officers as of December 31, 2005, dividends accrued on the restricted stock during 2005, and the aggregate value of the restricted stock as of December 31, 2005.

	Number of
	Shares	Dividends	Aggregate
Name	Granted	Accrued	Value(A)

Mr. Abernathy	5,778	$6,934	225,458
Mr. Sillman	4,981	5,977	194,359

(A)	Restricted stock holdings are valued at $39.02, the closing price of Common Stock as of December 31, 2005 (which is the closing price of Common Stock on December 30, 2005 because December 31, 2005 was not a business day).

(8)	Mr. Adarkar commenced working for Indymac Bank in September 2003, and the salary and bonus amounts for 2003 are for September through December 2003.

      Two additional employees of Indymac who are not executive officers earned salary and bonus/commissions for 2005 that would have qualified them for inclusion in the Summary Compensation Table had they been executive officers. The two employees are sales managers and earned cash compensation (salary and bonus/commissions) of $1,144,454 and $1,040,883, respectively, for 2005.
Stock Award Plans
      General. Stock options have been granted to directors and officers of Indymac and Indymac Bank pursuant to Indymac’s two active stock award plans: the 2002 Incentive Plan, as amended and restated (“2002 Plan”) and the 2000 Stock Incentive Plan, as amended (“2000 Plan”). Both plans were approved by the stockholders of Indymac. Additional stock options were also granted to directors and executive officers of Indymac under prior stock award plans that have since been terminated. The termination of the prior plans did not affect the validity of stock options granted thereunder, some of which are currently outstanding. The stock award plans are administered by the Management Development and Compensation Committee of the Board of Directors, also referred to as the Compensation Committee.
Stock Option Grants in Fiscal Year 2005

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options Granted	Employees in	Price	Expiration	Present
Name	(#)(1)	Fiscal Year	($/Share)(2)	Date	Value(3)

Michael W. Perry	0	0%	$—	—	$—
Richard H. Wohl	0	0	—	—	—
S. Blair Abernathy	24,230	1.95	35.41	3/15/2015	184,148
Ashwin Adarkar	58,493	4.72	35.41	3/15/2015	444,547
Scott Keys	37,130	2.99	35.41	3/15/2015	282,188
Frank M. Sillman	29,957	2.42	35.41	3/15/2015	227,673

(1)	The stock options vest and become exercisable in three equal annual installments beginning on March 15, 2006. All stock options granted become immediately exercisable on the first anniversary of a “Change in Control” as defined in the 2000 Plan and the 2002 Plan as applicable.

(2)	The exercise price of $35.41 represents the average of the high and low sales prices for the Common Stock on the date of grant, as published in the Western Edition of the Wall Street Journal.

(3)	The grant date present value of the options ($7.60/share) was calculated using a Black-Scholes single option-pricing model, using the assumptions set forth below. No discounting was done to account for non-transferability or vesting. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

Assumptions

Expected Volatility	28.99%
Risk Free Rate of Return	4.542	(A)
Expected Dividend Yield	4.07
Time to Exercise	5 years

(A)	Approximately equal to the weighted average of the ten-year Treasury rate on the grant date.
      The following table sets forth information with respect to (1) stock options exercised by the named executive officers during fiscal year 2005, and (2) the number and value of unexercised stock options that were held by the named executive officers as of December 31, 2005.
Aggregated Option Exercises in Fiscal Year 2005
and Fiscal Year End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at FY-End (#)		Options at FY-End ($)(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael W. Perry	491,654	$13,441,149	2,108,086	400,000	$37,025,304	$5,721,000
Richard H. Wohl	200,000	5,754,827	700,000	300,000	11,983,000	5,554,500
S. Blair Abernathy	96,905	1,601,765	156,876	104,315	2,218,504	1,197,690
Ashwin Adarkar	0	0	69,008	96,511	1,101,514	775,013
Scott Keys	16,665	305,418	81,610	103,682	1,210,915	1,075,813
Frank M. Sillman	0	0	28,072	44,887	390,554	261,010

(1)	Value Realized represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Represents the $39.02 closing price of the shares underlying the options as of December 31, 2005, less the exercise price of the options.
      The following table sets forth additional information with respect to outstanding equity awards held by the named executive officers as of December 31, 2005.
Outstanding Equity Awards

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options				Outstanding	Market Value
	Options at FY-End (#)		at FY-End ($)(3)		Unvested	Market Value	Unvested	of Unvested
					Stock	of Unvested	Shares or Units	Shares or
Name	Exercisable(1)	Unexercisable(2)	Exercisable	Unexercisable	Held(4)	Stock Held(5)	Granted(6)	Units Held(7)

Michael W. Perry	2,108,086	400,000	$37,025,304	$5,721,000	0	$0	0	$0
Richard H. Wohl	700,000	300,000	11,983,000	5,554,000	0	0	0	0
S. Blair Abernathy	156,876	104,315	2,218,504	1,197,690	5,778	225,458	4,416	172,312
Ashwin Adarkar	69,008	96,511	1,101,514	775,013	0	0	4,409	172,039
Scott Keys	81,610	103,682	1,210,915	1,075,813	0	0	2,565	100,086
Frank M. Sillman	28,072	44,887	390,554	261,010	4,981	194,359	0	0

(1)	Expiration dates of exercisable options are as follows:

Name	2/3/2010	2/5/2011	3/15/2012	5/1/2012	12/2/2012	3/4/2013	4/11/2013	9/15/2013	3/15/2014

Mr. Perry	508,086	800,000	0	800,000	0	0	0	0	0
Mr. Wohl	0	400,000	0	0	300,000	0	0	0	0
Mr. Abernathy	0	150,000	0	0	0	168	0	0	6,708
Mr. Adarkar	0	0	0	0	0	0	0	66,666	2,342
Mr. Keys	0	0	60,000	0	0	16,668	0	0	4,942
Mr. Sillman	0	0	0	15,876	0	4,491	3,314	0	4,391

(2)	Expiration dates of unexercisable options are as follows:

Name	2/3/2010	2/5/2011	3/15/2012	5/1/2012	12/2/2012	3/4/2013	4/11/2013	9/15/2013	3/15/2014	3/15/2015

Mr. Perry	0	200,000	0	200,000	0	0	0	0	0	0
Mr. Wohl	0	100,000	0	0	200,000	0	0	0	0	0
Mr. Abernathy	0	50,000	0	0	0	16,667	0	0	13,418	24,230
Mr. Adarkar	0	0	0	0	0	0	0	33,334	4,684	58,493
Mr. Keys	0	0	40,000	0	0	16,667	0	0	9,885	37,130
Mr. Sillman	0	0	0	0	0	4,491	1,657	0	8,782	29,957

(3)	Represents the $39.02 closing price of the shares underlying the options as of December 31, 2005, less the exercise price of the options.

(4)	Represents unvested restricted stock grants. Grants to Messrs. Abernathy and Sillman vest 100% on March 15, 2008.

(5)	Represents the $39.02 closing price of Common Stock as of December 31, 2005 multiplied by the number of unvested shares.

(6)	Represents performance units (target) granted in 2004 pursuant to the Long Term Incentive Plan.

(7)	Represents the $39.02 closing price of Common Stock as of December 31, 2005 multiplied by the number of outstanding performance units.
      The following table shows aggregate information, as of December 31, 2005, with respect to compensation plans under which equity securities of Indymac are authorized for issuance.
Equity Compensation Plan Information

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in First
	Warrants and Rights	Warrants and Rights	Column(1))

Equity Compensation Plans Approved by Security Holders	7,851,820	$24.8207	1,896,490
Equity Compensation Plans Not Approved by Security Holders	0	0	0
Total	7,851,820	$24.8207	1,896,490

(1)	Includes shares of Common Stock available for future grants under Indymac’s 2000 Plan and 2002 Plan. As of December 31, 2005, up to 233,458 shares may be issued under the 2000 Plan, of which 6,585 shares may be issued as restricted stock or other stock awards, and up to

1,663,032 shares may be issued under the 2002 Plan of which 393,052 shares may be issued as restricted stock or other stock awards. No dividend equivalent rights or dividends are attached or associated with any outstanding options, warrants or rights under the 2000 Plan and the 2002 Plan.

      Long Term Incentive Plan. In 2004, Indymac established a Cash Incentive Award Program to enhance long-term incentive compensation for key executives of Indymac and its subsidiaries. Payout of these incentives is based upon the achievement of corporate performance goals over a three-year vesting/performance period. The results of performance criteria are certified by the Compensation Committee at the end of the three-year period. The Cash Incentive Award Program is a subplan of the 2002 Plan and will be settled at the end of the performance period in cash. The Compensation Committee, which administers the program, (1) determines the participating executives and sets each of their award targets, and (2) establishes a matrix which describes the percentage of the target award to be paid, and or granted, at the end of each three year performance period, after the results of the performance criteria have been certified. The target award is expressed as a number of “performance units” and normally will be equal to the number of shares of Common Stock having a fair market value on the grant/award date equal to 50% of the annual cash incentive bonus earned by a participant for performance in the prior fiscal year. The target award for each participant may not be less than 25%, or more than 75%, of that participant’s target cash incentive for the prior fiscal year. The awards are intended to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. No awards were granted pursuant to the Cash Incentive Award Program in 2005, and no further awards will be granted pursuant to this program. To replace this long-term incentive compensation, key executives of Indymac and its subsidiaries will receive other forms of equity compensation.
Defined Benefit Pension Plan
      The following table illustrates annual pension benefits under Indymac’s Defined Benefit Pension Plan (the “Pension Plan”) for participants retiring in 2005 at age 65 payable in the form of a straight (single) life annuity under various levels of compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts. Effective January 1, 2003, the Pension Plan was partially frozen so that persons becoming employees as of and following that date are not eligible to participate in the Pension Plan. As of December 31, 2005, there were 1,923 participants in the Pension Plan.
Pension Plan Table

Final Five-Year	Years of Service
Average Annual
Compensation(1)	5	10	15	20	25	30	35

$125,000	$8,000	$16,000	$24,500	$35,100	$45,100	$52,600	$60,100
150,000	9,900	19,700	30,200	43,400	55,700	65,100	74,500
175,000	11,700	23,500	36,000	51,600	66,400	77,600	88,900
210,000	12,800	25,600	39,200	56,200	72,300	84,600	96,900

(1)	As a result of a limitation under Internal Revenue Code Section 401(a), annual compensation in excess of $210,000 is not taken into account in calculating benefits under the Pension Plan.

      The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $210,000 limitation under the Code. Benefits are 100% vested after five years of service. A participant would become fully vested in his or her accrued normal retirement benefit regardless of the participant’s length of service if the participant’s employment is terminated by Indymac other than for “Cause” within a two-year period following a “Change in Control” (as both terms are defined in the Pension Plan).
      The following table sets forth the current years of credited service and potential annual benefits that are payable to each named executive officer under the Pension Plan, except for Mr. Adarkar, who is not eligible to participate in the Pension Plan. The dollar amounts included in the table assume that each officer continues to earn the same amount of compensation reported in the Summary Compensation Table for 2005 until his normal retirement age and early retirement age, respectively, subject to the statutory compensation maximum of $210,000. Indymac does not maintain any other tax-qualified defined benefit plans or supplemental employee retirement plans.
Potential Annual Pension Benefits

	Number of				Estimated Early
	Years	Normal	Estimated Normal	Early	Retirement
	Credited	Retirement	Retirement Annual	Retirement	Annual
Name	Service (#)	Age (#)	Benefit ($)	Age (#)	Benefit ($)

Michael W. Perry	12	65	$89,634	55	$31,635
Richard H. Wohl	11	65	74,455	55	23,932
S. Blair Abernathy	11	65	84,361	55	28,999
Scott Keys	3	65	65,907	55	19,772
Frank M. Sillman	8	65	81,573	55	27,630
Employment Agreements

Chairman of the Board and Chief Executive Officer
      Mr. Perry has an employment agreement with Indymac that was executed in February 2002 and is effective until December 31, 2006. Under the agreement, Mr. Perry agreed to serve as Indymac’s Chief Executive Officer and as Chairman of the Board of Indymac and Indymac Bank. The material terms of Mr. Perry’s employment agreement are as follows:

Non-Qualified
	Targeted Annual	Maximum		Deferred
Annual Base	Incentive	Annual Incentive		Compensation
Salary(1)	Compensation(2)	Compensation(2)	Stock Awards(3)	Plan Credit(4)

$1,000,000	$500,000	$1,000,000	1,000,000 shares	$5,000,000
500,000 shares

(1)	Amount listed was for the first year of Mr. Perry’s employment agreement and has been subject to annual review and increase in the discretion of the Compensation Committee. Mr. Perry’s current annual base salary is $1,000,000.

(2)	Mr. Perry’s targeted annual incentive compensation is set at 50% of his base salary, with his maximum annual incentive compensation set at 100% of his base salary, depending upon attainment of financial and strategic objectives that are established by the Compensation Committee after consultation with Mr. Perry.

(3)	Mr. Perry was granted an option in May 2002 to purchase 1 million shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The option has a ten-year term and becomes exercisable in equal installments over a five-year period or earlier in the event of Mr. Perry’s death or disability or the termination of his employment by Indymac without Cause or by Mr. Perry for Good Reason. If there is a Change in Control, the portion of the option that is not exercisable would become exercisable one year after the Change in Control if Mr. Perry is still employed by Indymac on that date. Mr. Perry was also granted a performance-based option under the agreement in May 2002 to purchase 500,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. This performance-based option was cancelled at Mr. Perry’s request in August 2002 to ensure the availability of sufficient shares of Common Stock for future grants of options to other officers and employees of Indymac. Mr. Perry did not receive another stock option grant or any other compensation in lieu of the cancelled option.

(4)	Mr. Perry received a $5 million credit to his Indymac non-qualified deferred compensation plan account effective January 1, 2003. The $5 million credit is derived from a payment owed to Mr. Perry under the terms of his prior employment agreement upon its expiration in February 2003. In lieu of making such payment, the Compensation Committee and Board of Directors negotiated to credit the amount to Mr. Perry’s deferred compensation plan account. The credit vests equally over four years commencing on December 31, 2003, or earlier if before such date he is terminated by Indymac other than for Cause, he resigns for Good Reason or there is a Change in Control (each as defined in the employment agreement).
      Under the employment agreement, Mr. Perry would be entitled to a severance payment equal to 2.5 times the total of his then current annual base salary and target bonus if he is terminated without Cause or if he resigns for Good Reason. In either such event, Mr. Perry’s stock options would become exercisable for a period of twelve months. He would also be entitled to a prorated portion of his annual bonus based on Indymac’s actual performance up to the date of termination in the year in which the termination takes place, and to continued health and welfare benefits for himself and his family for two years or until he obtains comparable benefits through other employment.
      If there is a Change in Control and Mr. Perry is terminated other than for Cause or resigns for Good Reason within two years thereafter, or if he is terminated without Cause in anticipation of a Change in Control at the initiation of the acquiring party, he would be entitled to a payment equal to three times his then current annual base salary and target bonus. In addition, all of Mr. Perry’s outstanding stock options (including unvested stock options) would become exercisable for a period of twelve months, and he would be entitled to continued health and welfare benefits for himself and his family for a period of three years or until he obtains comparable benefits through other employment. Upon a Change in Control, Mr. Perry would also be entitled to receive an additional payment to compensate for any increased excise, income or payroll taxes payable by him.
      The employment agreement also provides that Mr. Perry will not compete with Indymac or its subsidiaries in specified respects, or solicit any of their customers or business, for a period of one year from the date his employment terminates if it terminates before the agreement expires.

      The following table sets forth the amount of cash compensation, the value of accelerated stock awards (valued at fair value as of December 31, 2005), and the full cost of the continuation of health benefits payable to Mr. Perry in the event of his resignation, disability, death (which includes a term life insurance benefit), termination without Cause, termination for Cause, termination for Good Reason and a Change in Control, assuming termination of employment occurred on December 31, 2005 and, for a Change in Control, that the Change in Control occurred two years prior to December 31, 2005. In the event that any of the payments are subject to federal excise taxes under the “golden parachute” provisions of the tax code, Indymac is required to pay Mr. Perry a gross-up for any such excise taxes plus any additional excise, income or payroll taxes owed on the gross-up payment. These gross-up amounts are not reflected in the table below.

				Termination
				Without	Termination for	Change in
Name	Resignation	Disability	Death	Cause	Good Reason	Control

Michael W. Perry	$0	$7,736,799	$9,750,698	$10,736,799	$10,736,799	$11,750,698

Other Named Executive Officers
      The material terms of the employment agreements with Messrs. Wohl, Abernathy, Adarkar, Keys and Sillman, respectively, are as follows:

			Targeted	Maximum		Non-Qualified	Guaranteed
		Annual	Annual	Annual		Deferred	Minimum
		Base	Incentive	Incentive		Compensation	Annual Cash	Expiration
	Date of	Salary	Compensation	Compensation	Stock Award	Plan Credit	Compensation	Date of
Name	Agreement	(1)	(2)	(2)	(3)	(4)	(5)	Agreement

Richard H. Wohl	11/01/02	$650,000	$500,000	$650,000	500,000 shares	$1,500,000	$ N/A	12/31/07
S. Blair Abernathy	09/01/02	627,000	368,297	N/A	Per Policy	N/A	783,750	12/31/06
Ashwin Adarkar	09/01/03	360,000	477,216	N/A	Per Policy	N/A	N/A	08/31/06
Scott Keys	02/28/02	450,000	250,000	N/A	Per Policy	N/A	562,500	12/31/06
Frank M. Sillman	10/15/03	300,000	500,000	N/A	Per Policy	N/A	375,000	12/31/06

(1)	Amounts listed are 2005 annual base salaries. The initial base salary amount included in each executive officer’s employment agreement has been subject to annual review for increase by the Chief Executive Officer and the Compensation Committee.

(2)	Amounts listed are 2005 targeted annual incentive compensation. The initial targeted annual incentive compensation included in each executive officer’s employment agreement has been subject to annual review for increase by the Chief Executive Officer and the Compensation Committee. For Messrs. Abernathy, Adarkar and Keys, the 2005 targeted annual incentive compensation was based on 2004 actual annual incentive compensation paid. For Mr. Sillman, the 2005 targeted annual incentive compensation was based on 2004 actual annual incentive compensation paid, plus an additional amount determined by Messrs. Wohl and Perry. For Mr. Wohl, the 2005 targeted annual incentive compensation was based on 2004 actual incentive compensation paid, with his maximum annual incentive compensation set at 100% of his base salary, depending upon attainment of financial and operational objectives that are established by the Compensation Committee after consultation with the Chief Executive Officer.

(3)	Messrs. Abernathy, Adarkar, Keys and Sillman are eligible for an annual stock award as determined by the Compensation Committee pursuant to Indymac’s Stock Incentive Compensation Policy. Mr. Wohl was granted an option in December 2002 to purchase 500,000 shares of

Common Stock. The stock option vests in equal parts on the first five anniversaries of the grant date. All stock awards granted are subject to the terms of the 2000 Plan or 2002 Plan.

(4)	Mr. Wohl received a $1.5 million credit to his account in Indymac’s non-qualified deferred compensation plan, effective as of January 1, 2003. The $1.5 million credit is derived from a payment owed to Mr. Wohl under the terms of his prior employment agreement upon its expiration in February 2003. In lieu of making such payment, the Compensation Committee and Board of Directors negotiated to credit the amount to Mr. Wohl’s deferred compensation plan account. The credit vests equally over five years commencing on December 31, 2003, or upon earlier termination of his employment, other than for Cause or voluntary termination without Good Reason, or upon a Change in Control of Indymac (each as defined in the employment agreement).

(5)	For each fiscal year ending during the term of Messrs. Abernathy’s, Keys’ and Sillman’s respective employment agreements, each executive officer is guaranteed to receive minimum annual cash compensation equal to 125% of his base salary for such fiscal year. For this purpose, annual cash compensation includes each executive officer’s base salary for the fiscal year and any incentive compensation award applicable to such fiscal year. The amounts listed are the guaranteed minimum annual cash compensation amounts based on the current annual base salary amounts also included in the table.
      In consideration of an agreement from each of Messrs. Wohl, Abernathy, Adarkar, Keys and Sillman not to compete with Indymac Bank for a period of one year after termination of employment, and an agreement from each of Messrs. Adarkar, Keys and Sillman not to solicit customers, business or employees of Indymac for a period of one year after termination of employment, Indymac Bank has agreed to continue to employ Messrs. Wohl, Abernathy, Adarkar, Keys and Sillman, to provide the compensation and benefits described in their respective employment agreements, and to provide certain severance payments upon termination of employment for reasons other than for (a) Cause for Mr. Wohl; and (b) Poor Performance or Cause for Messrs. Abernathy, Adarkar, Keys and Sillman, each as defined in their respective employment agreements.
      The severance amounts that each of Messrs. Wohl, Abernathy, Adarkar, Keys and Sillman would receive upon termination, assuming termination of employment occurred on December 31, 2005, and for a Change in Control, assuming that the Change in Control occurred two years prior to December 31, 2005, are set forth below (including the fair value of accelerated stock awards valued as of December 31, 2005 and the full cost of the continuation of health benefits payable to each executive officer). In the event that any of the severance payments are subject to federal excise taxes under the “golden parachute” provisions of the tax code, Indymac is required to pay the executives a gross-up for any such excise taxes plus any excise, income or payroll taxes owed on the payment of the gross-up for the excise taxes. These gross-up amounts are not reflected in the table below.

				Termination	Termination	Termination
				Without	for Poor	for Good	Change in
Name	Resignation	Disability	Death	Cause	Performance	Reason	Control

Richard Wohl(1)	$0	$6,223,299	$8,823,299	$6,044,299	$ N/A	$8,088,299	$8,088,299
S. Blair Abernathy(2)	0	1,747,243	3,001,243	2,693,822	783,750	N/A	2,262,698
Ashwin Adarkar(3)	0	901,384	1,506,017	1,117,753	240,000	N/A	1,492,622
Scott Keys(4)	0	1,311,602	2,211,602	1,818,311	562,500	N/A	1,400,000
Frank Sillman(5)	0	604,475	1,204,475	922,811	375,000	N/A	1,985,920

(1)	Mr. Wohl’s severance payment other than for Cause would equal the sum of (a) his annual base salary through the last day of employment, (b) a single cash payment equal to two times his then current annual base salary rate and targeted annual incentive compensation rate, plus a pro rata bonus for the year in which he is terminated, the amount of which will be determined in the sole discretion of Indymac Bank’s Board of Directors, and (c) the additional benefits described in his employment agreement for two years following the date of termination. The amount indicated in the event of death includes a term life insurance benefit. The amount indicated in the event of a Change in Control is for a termination within one year following a Change in Control, and the payout is the same as for a termination for Good Reason.

(2)	Mr. Abernathy’s severance payment in the event of termination other than for Cause or Poor Performance would equal the sum of (a) his annual base salary through the last day of employment, (b) a single cash payment equal to two times the guaranteed minimum annual compensation under his employment agreement, provided that if the termination occurs within two years of a change in control, as declared by the Board of Directors, and during the term of the officer’s employment agreement, then the single cash payment will be equal to two times the officer’s total compensation (base salary plus bonus) for the fiscal year preceding the date of termination, and (c) the additional benefits described in his employment agreement for one year following the date of termination. Mr. Abernathy’s severance payment in the event of termination for Poor Performance would equal the sum of (a) his annual base salary through the last day of employment, and (b) a single cash payment equal to the guaranteed minimum annual compensation under his employment agreement.

(3)	Mr. Adarkar’s severance payment in the event of termination other than for Cause or Poor Performance would equal the sum of (a) his base salary through the last day of employment, and continuation of his base salary for the lesser of one year or the number of months remaining in the term of his employment agreement, (b) his incentive compensation award for the year of termination prorated to the last day of employment, and (c) the additional benefits described in his employment agreement for one year following the date of termination. If the termination occurs within two years of a change in control (as defined in his employment agreement), Mr. Adarkar’s continuation of base salary will be increased by 100% and his incentive compensation award will be increased by 100%. Mr. Adarkar’s severance payment in the event of termination for Poor Performance would equal the sum of (a) his annual base salary through the last day of employment, (b) continuation of his base salary, reduced by 50%, for the lesser of one year or the number of months remaining in the term of the employment agreement, and (c) his incentive compensation award for the year of termination prorated to the last day of employment.

(4)	Mr. Keys’ severance payment in the event of termination other than for Cause or Poor Performance would equal the sum of (a) his annual base salary through the last day of employment, (b) a single cash payment equal to two times the guaranteed minimum annual compensation under his employment agreement, provided that if the termination occurs within two years of a change in control, as declared by the Board of Directors, and during the term of the officer’s employment agreement, then the single cash payment will be equal to two times the officer’s total compensation (base salary plus bonus) for the fiscal year preceding the date of termination, and (c) the additional benefits described in his employment agreement for one year following the date of termination. Mr. Keys’ severance payment in the event of termination for Poor Performance would equal the sum of (a) his annual base salary through the last day of employment, and (b) a single cash payment equal to the guaranteed minimum annual compensation under his employment agreement.

(5)	Mr. Sillman’s severance payment in the event of termination other than for Cause or Poor Performance would equal the sum of (a) his annual base salary through the last day of employment, (b) a single cash payment equal to two times the guaranteed minimum annual compensation under his employment agreement, provided that if the termination occurs within two years of a change in control, as declared by the Board of Directors, and during the term of the officer’s employment agreement, then the single cash payment will be equal to two times the officer’s total compensation (base salary plus bonus) for the fiscal year preceding the date of termination, and (c) the additional benefits described in his employment agreement for one year following the date of termination. Mr. Sillman’s severance payment in the event of termination for Poor Performance would equal the sum of (a) his annual base salary through the last day of employment, and (b) a single cash payment equal to the guaranteed minimum annual compensation under his employment agreement.
Deferred Compensation Plan
      During fiscal year 2005, directors and certain officers and employees of Indymac and Indymac Bank were eligible to participate in Indymac’s Deferred Compensation Plan. Under the deferred compensation plan, employee participants were allowed to defer up to 25% of base salary and up to 100% of total cash bonus or commissions, and non-employee director participants were allowed to defer up to 50% of director fees and 100% of restricted stock.
      Under the Deferred Compensation Plan, participants must defer at least an annual minimum amount of $2,000 for a number of years designated by each participant. Participants may choose a short-term payout, with a minimum deferral period of five years, a retirement payout, with either a lump sum paid out at retirement, or annual payments over five years, ten years, 15 years or 20 years following retirement. This initial election is irrevocable. However, under the retirement election, participants may elect at least one year prior to retirement to further defer the payment at least five years following the original payment date elected. If a participant is terminated prior to the payout date(s) elected, at the sole discretion of Indymac’s Employee Benefits Fiduciary Committee, the participant will receive either a lump sum distribution or monthly installments for up to 15 years, depending on the account balance on the termination date.
      At the discretion of Indymac and Indymac Bank, each employer may match a percentage of participant deferrals. However, Indymac suspended the employer match starting in 2003. Participants vest in the employer match amounts in 20% increments for each year of service completed, with participants being fully vested after five years of service.
      For fiscal year 2005, the Deferred Compensation Plan provided a return of 5.90%. The rate of return provided by the Deferred Compensation Plan is reset by Indymac Bank on an annual basis and is based on an estimate of the required rate of return for long-term senior unsecured debt of Indymac Bank. For fiscal year 2005, eligible participants included the top 5% of the most highly compensated employees of Indymac Bank and its subsidiaries and affiliates, in addition to all senior vice presidents and above and the directors of Indymac and Indymac Bank.

      The following table sets forth certain information concerning the contributions, earnings, withdrawals/distributions and balance under Indymac’s Deferred Compensation Plan for the named executive officers. Indymac does not maintain any other nonqualified defined contribution plan.

					Aggregate
	Executive	Registrant	Aggregate		Balance at
	Contributions in	Contributions	Earnings in	Aggregate	Last
	Last Fiscal Year	in Last Fiscal	Last Fiscal	Withdrawals/	FY-End
Name	($)(1)	Year($)	Year ($)(2)	Distributions ($)(3)	($)(4)

Michael W. Perry	$0	$0	$401,215	$283,601	$6,991,401
Richard H. Wohl	0	0	126,320	0	2,204,963
S. Blair Abernathy	364,749	0	68,161	164,466	1,386,727
Ashwin Adarkar	253,155	0	11,478	0	365,232
Scott Keys	20,000	0	10,670	0	207,916
Frank M. Sillman	346,480	0	53,992	0	1,103,578

(1)	Amounts reported are included in the Bonus column of the Summary Compensation Table for 2005 for Messrs. Adarkar, Keys and Sillman, and are included in the Salary and Bonus columns of the Summary Compensation Table for 2005 for Mr. Abernathy ($112,575 in the Salary column and $252,174 in the Bonus column).

(2)	Amounts reported are included in the Other Annual Compensation column of the Summary Compensation Table for 2005. See footnote 2 to the Summary Compensation Table.

(3)	Amounts reported were included as compensation to Messrs. Perry and Abernathy in the Summary Compensation Table for previous years.

(4)	Aggregate Balance equals each officer’s vested balance except for Messrs. Perry, Wohl and Keys, who had vested balances at December 31, 2005 of $5,465,954, $1,472,748 and $155,498, respectively.
Compensation Committee Report on Executive Compensation

General
      Compensation for the executive officers of Indymac is administered under the direction of the Management Development and Compensation Committee of the Board of Directors, also referred to as the Compensation Committee. The Compensation Committee is currently composed of Messrs. Ukropina, Caldera and Seymour. Each committee member is a non-employee, independent director of Indymac.
      Indymac’s executive compensation program generally consists of three main components:

•	base compensation;

•	annual cash incentive compensation; and

•	equity-based compensation to provide long-term incentives for performance and to align executive officer and stockholder interests.
      Indymac’s philosophy regarding executive compensation is that it should attract, motivate and retain the executives needed in order to maximize the creation of long-term stockholder value. The factors historically used by the Compensation Committee to assess compensation of executive officers include:

•	the responsibilities of the executive officers with Indymac;

•	the achievement of individual business objectives established within 90 days of the beginning of each fiscal year;

•	the business unit and overall performance of Indymac, including earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior fiscal year;

•	the amount, form and timing of prior compensation amounts; and

•	compensation levels of executives with comparable positions in a peer group of financial services companies.
      The Compensation Committee consults with outside compensation consultants and reviews market survey data as deemed appropriate in its assessment of executive compensation. The Compensation Committee reviewed and approved the total compensation paid to Mr. Perry for 2005, including base salary, cash incentive compensation, deferred compensation, perquisites, and reimbursed and company paid expenses, and determined the total amount to be reasonable. The Compensation Committee also reviewed and approved the base salary and cash incentive compensation paid to Messrs. Wohl, Abernathy, Adarkar, Keys and Sillman for 2005 and determined the amounts to be reasonable.
      The Compensation Committee of the Board of Directors has adopted stock ownership requirements for Indymac’s executive officers. The requirements specify that Indymac’s Chief Executive Officer, with tenure of more than five years, is expected to own Common Stock (including 70% of the net value of vested stock options) with a value equal to five times his annual base salary. All other executive officers of Indymac are expected to own Common Stock (including 70% of the net value of vested stock options) with a value equal to two times each of their base salaries if their tenure is five or more years and equal to each of their base salaries if their tenure is more than three years but less than five years. Although these stock ownership requirements do not mandate the purchase of Common Stock, any executive officer who has not met the ownership requirements is expected to refrain from selling any Common Stock until he or she has met the ownership requirements. Currently all of the executive officers, including Mr. Perry, meet or exceed these requirements.

Compensation of Mr. Perry
      During 2005, compensation for Mr. Perry was determined pursuant to his employment agreement executed in February 2002. Mr. Perry’s employment agreement provides that Mr. Perry is eligible for annual incentive compensation of up to 100% of his base salary, with target annual incentive compensation of at least 50% of his base salary, depending upon the attainment of financial, strategic and regulatory objectives established by the Compensation Committee in consultation with Mr. Perry. For 2005, Mr. Perry’s incentive compensation was based upon a financial matrix relating to Indymac’s earnings per share and return on equity, subject to adjustment based on the Compensation Committee’s assessment of Mr. Perry’s accomplishment of specific strategic and regulatory criteria that were established by the Compensation Committee in the first quarter of 2005. In connection with the Compensation Committee’s review of Mr. Perry’s incentive compensation for 2005, it also reviewed Mr. Perry’s total compensation as set forth in the tally sheet set forth below. Based on its review of Mr. Perry’s incentive compensation criteria and his total compensation set forth below, the Compensation Committee awarded Mr. Perry incentive compensation in the amount of $1,000,000 for 2005.

Component	Amount Earned/Granted	Description

Base Salary	$1,000,000	Based on current employment agreement.

Annual Cash Incentive	Target: $1,000,000 Earned: $1,000,000	Based on three components: 1) matrix based on 2005 Earnings Per Share and Return on Equity, 2) CAMELS rating or material weakness (can only lower amount determined by matrix), 3) strategic adjustment based on criteria such as development of a succession plan, leadership, quality of earnings, quality and effectiveness of enterprise risk management, and quality of relationships with regulatory agencies (can only lower amount determined by matrix).

Stock Options	Number Granted: 1,000,000 Exercise Price: $25.02 Vesting: 20% per year starting 12/31/02 Grant Value: $8,290,000	Grant in May 2002 pursuant to employment agreement and intended to cover term of agreement. Grant value based on options granted times Black-Scholes value of options on grant date ($8.29/share)

Restricted Stock	None

Performance Shares	Number Granted: 500,000 Exercise Price: $25.02 Vesting: 100% on seventh anniversary of grant date (05/01/09). Accelerated upon achievement of stated share price targets. Grant Value: $4,145,000	Performance-based option granted under Mr. Perry’s employment agreement in May 2002 to purchase 500,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. This performance-based option was cancelled at Mr. Perry’s request in August 2002 to ensure the availability of sufficient shares of Common Stock for future grants of options to other officers and employees of Indymac. Mr. Perry did not receive another stock option grant or any other compensation in lieu of the cancelled option.

Component	Amount Earned/Granted	Description

Deferred Compensation	Executive Contributions: $0
Company Match: $0
Interest Earned: $401,215
Accumulated Executive Contributions: $1,322,918
Accumulated Company Match: $181,172
Accumulated Interest Earned: $1,412,589
Accumulated Special Company
	Contribution: $5,000,000	During fiscal year 2005, employee participants were allowed to defer up to 25% of base salary and up to 100% of total cash bonus or commissions. For fiscal year 2005, neither Indymac nor Indymac Bank provided an employer match, and the Deferred Compensation Plan provided a return of 5.90%. The rate of return provided by the Deferred Compensation Plan is reset by Indymac Bank on an annual basis and is based on an estimate of the required rate of return for long-term senior unsecured debt of Indymac Bank. As of December 31, 2005, 75% of Mr. Perry’s Special Company Contribution is vested.

Supplemental Retirement Benefit	None

401(K) Plan	Company Match: $6,300

Executive Perquisites	Car Allowance: $13,200 Club Dues: $21,487 Executive Medical Program: $3,750 Financial & Tax Planning: $15,028 Term Life Insurance Premiums: $1,680

Reimbursement of Taxes	Financial & Tax Planning: $10,927

Severance Associated with Change-in- Control	2002 Option Grant of 1,000,000 shares (and any other equity grant) will fully vest on the first anniversary of Change in Control (if not already vested)

	$6,000,000	If terminated within two years after a Change in Control other than for Cause, Disability or Good Reason, severance presently would be a $6,000,000 lump sum amount based on three times sum of base salary and higher of target bonus on termination date or at time of Change in Control.

Pro rated bonus for year terminated.
Immediate vesting of outstanding equity grants; exercisable until earlier of 12 months following termination date or full-term expiration date.
Immediate vesting of amounts in deferred compensation plan, payable in accordance with distribution election.
Health & welfare benefits for CEO and family based on what was being provided prior to termination date for three years following termination date.

Component	Amount Earned/Granted	Description

Severance Associated with Termination “For Cause”	No severance

Severance Associated with Termination “Not For Cause” or “Good Reason”	$5,000,000	2.5 times sum of base salary and target annual bonus in effect on termination date.

	Pro rated bonus for year terminated.

	Immediate vesting of outstanding equity grants; exercisable until earlier of 12 months following termination date or full-term expiration date.

	Immediate vesting of amounts in deferred compensation plan, payable in accordance with distribution election.

	Health & welfare benefits for CEO and family based on what was being provided prior to termination date for two years following termination date.

Post Retirement Package	None

Total Package For 2005	$2,473,587	Total package for 2005 includes 2005 total compensation. It does not include the 2002 stock option grant, the accumulated deferred compensation balances or the severance amounts noted under the various termination scenarios.

Compensation of Other Named Executive Officers
      Compensation for 2005 for Mr. Wohl was determined pursuant to the terms of his employment agreement. For 2005, Mr. Wohl’s cash incentive compensation was based upon specific objective performance metrics of Indymac Bank established by the Compensation Committee in the first quarter of 2005. For 2005, Mr. Wohl’s cash incentive compensation was based upon net income and return on equity of the businesses Mr. Wohl manages. Based on its review of these criteria, the Compensation Committee awarded Mr. Wohl cash incentive compensation in the amount of $607,500 for 2005.
      Compensation for 2005 for Mr. Abernathy was determined pursuant to the terms of his employment agreement. For 2005, Mr. Abernathy’s cash incentive compensation was based primarily upon specific objective performance metrics of Indymac Bank established by the Compensation Committee in the first quarter of 2005. For 2005, those performance metrics were based on the net income and return on equity of the businesses Mr. Abernathy manages. Based on these criteria, Mr. Abernathy received cash inventive compensation in the amount of $329,165 for 2005. An additional portion of Mr. Abernathy’s cash incentive compensation was based upon other specific performance measures related to his areas of responsibility, and he was awarded supplemental cash incentive compensation in the amount of $175,184 for 2005 in connection with these measures.
      Compensation for 2005 for Messrs. Adarkar, Keys and Sillman was determined pursuant to the terms of their respective employment agreements. Messrs. Adarkar’s, Keys’ and Sillman’s incentive compensation of $506,311, $250,000 and $692,960, respectively, was based upon specific performance measures related to each officer’s area of responsibility and determined in accordance with the terms of his employment agreement.

Stock Awards
      Messrs. Perry and Wohl did not receive stock awards during 2005 and have not received any stock awards since 2002. The Compensation Committee granted stock awards to Messrs. Abernathy, Adarkar, Keys and Sillman pursuant to Indymac’s 2002 Plan and the terms of their employment agreements. In accordance with the annual stock award grant terms of their respective employment agreements, the Compensation Committee took into account each executive’s performance and the performance of Indymac in meeting earnings per share goals. Based upon the foregoing, each of Messrs. Abernathy, Adarkar, Keys and Sillman were granted an option to purchase 24,230; 58,493; 37,130; and 29,957 shares of Common Stock, respectively. Additionally, in connection with the 2005 annual stock award grant, each of the executive officers of Indymac was allowed to elect to receive a restricted stock grant in lieu of a stock option for a portion of each officer’s annual stock award. Pursuant to this election, Messrs. Abernathy and Sillman elected to receive a portion of their respective annual stock awards in restricted stock, and each of them received a grant of restricted stock for 5,778 and 4,981 shares of Common Stock, respectively. The stock options vest in equal parts on the first three anniversaries of their respective grant dates, and the restricted stock vests on the third anniversary of the grant date.

Deductibility of Compensation
      Section 162(m) of the Code limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to stockholder approval (“performance-based compensation”). Messrs. Perry, Wohl and Abernathy each received cash compensation in excess of $1 million in 2005. The Compensation Committee believes that all incentive compensation paid to Messrs. Perry and Wohl qualifies as performance-based compensation. A portion of the incentive compensation paid to Mr. Abernathy (including the amounts attributable to new corporate responsibilities he assumed during the latter half of 2005) does not qualify as performance-based compensation. Accordingly, $75,137, the amount of Mr. Abernathy’s total compensation in excess of $1 million for 2005, is not deductible by Indymac.
      The Compensation Committee’s policy on deductibility is generally to develop compensation plans that provide for the payment of compensation that is tax deductible to Indymac, while recognizing that the legitimate interests of Indymac and its stockholders may at times be better served by compensation arrangements that may not be fully deductible.
The Compensation Committee
James R. Ukropina, Chairman
Louis E. Caldera
Senator John Seymour (ret.)

Compensation Committee Interlocks and Insider Participation
      During 2005, Messrs. Caldera, Seymour and Ukropina served as members of the Compensation Committee. No member of the Compensation Committee was, during the year, an officer or employee of Indymac, nor was any member of the Compensation Committee formerly an officer of Indymac. In addition, no executive officer of Indymac served during 2005 as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors of Indymac.
Certain Transactions and Business Relationships
      From time to time, certain directors and executive officers of Indymac and its subsidiaries, and family members of such persons, were indebted to Indymac Bank as customers in connection with mortgage loans and other extensions of credit by Indymac Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, except that for some loan products interest rates charged were the same as the lowest interest rates charged other persons or were more favorable to directors and executive officers of Indymac and its subsidiaries than to other persons. None of these loans have involved more than the normal risk of collectibility or presented other unfavorable features. In addition, directors, officers and employees of Indymac and its subsidiaries are entitled to receive certain discounts or waivers of fees or commissions for certain products and services offered by Indymac Bank.
      Indymac has a special loan program for senior officers to assist them in relocating to the Pasadena area. For senior officers who are eligible for the program, Indymac will extend a second mortgage loan in an amount up to $500,000, secured by the senior officer’s home. Pursuant to the terms of the loan, no interest or principal is due unless the senior officer’s employment is terminated for any reason, at which point the interest rate is modified and interest and principal payments are calculated to ensure payment in full on the maturity date. Each loan is forgiven over a four or five year period, with 25% or 20%, as applicable, being forgiven on each of the first four or five anniversaries of the origination date. In compliance with the Sarbanes-Oxley Act of 2002, which prohibits loans from Indymac to executive officers, this loan program is no longer offered to Indymac’s executive officers. Indymac extended loans to executive officers under this program prior to the enactment of the Sarbanes-Oxley Act of 2002, and pursuant to the grandfather provisions of such law, these loans may remain outstanding (so long as they are not modified) until maturity. The total amount of loans outstanding under this loan program as of December 31, 2005 was $1,398,126.
      Indymac also had a special loan program to assist senior officers with initiation fees for country club memberships to be used for business purposes. The loan program was discontinued in July 2002. Pursuant to the terms of the outstanding loans, the loans bear no interest and no principal is due unless the senior officer’s employment is terminated or he/she relinquishes the membership, at which point, the lesser of the value of the membership or the entire principal amount is due and payable. Indymac extended loans to executive officers under this program prior to the enactment of the Sarbanes-Oxley Act of 2002, and pursuant to the grandfather provisions of such law, these loans may remain outstanding (so long as they are not modified) until maturity. The total amount of loans outstanding under this loan program as of December 31, 2005 was $287,788.

      The following table sets forth information concerning loans outstanding to Indymac executive officers under the two loan programs described above.

		Origination	Balance at	Highest Balance	Interest
Name	Loan Program	Date	December 31, 2005	During 2005	Rate

S. Blair Abernathy	Club Loan	11/28/00	$3,600	$3,600	0%
Scott Keys	Second Loan	2/22/02	60,000	90,000	0 (1)
	Club Loan	6/27/02	55,000	55,000	0
John D. Olinski	Club Loan	12/21/00	50,000	50,000	0
Michael W. Perry	Club Loan	3/24/93	23,688	23,688	0

(1)	The loan is currently at a 0% interest rate and is being forgiven over a five-year period that will end in February 2007. Stated interest on the loan is 9.625%, and in the event Mr. Keys’ employment is terminated, interest sufficient to ensure payment of all interest and principal by the maturity date will be applied.
      During 2005, certain family members of Messrs. Perry, Haden and Sillman worked for Indymac or one of its subsidiaries or affiliates as set forth in the following table. None of Messrs. Perry’s and Haden’s family members resided in their respective households during the year. Neither Mr. Perry nor Mr. Sillman was involved in the direct management of their respective family members. Indymac’s general policy is to hire employees based on each employee’s qualifications for the position for which the employee is considered regardless of the employee’s relationship to directors, officers or employees of Indymac and its subsidiaries and affiliates. Additionally, Indymac compensates all employees in accordance with the compensation parameters established for each position, with increases based solely on merit.

							Total Cash
Officer/Director	Family Member	Title	Salary	Bonus	Commission	Other	Compensation

Mike Perry	Bob Perry	Independent Building	$0	$0	$0	$66,040	$66,040
	(father)(1)	Inspector
	Roger Perry	Lending Officer for	75,850	0	224,786	0	300,636
	(brother)	Home Builder Division
	Jeanne Telvig Moe	Business Development	36,000	0	115,922	0	151,922
	(sister-in-law)	Manager for the Mortgage Professionals Group
	Annie Welch	First Vice President,	120,000	110,934	0	0	230,934
	(cousin)	Operations, for Home Construction Lending
Frank Sillman	Michelle Minier	Executive Vice	298,909	435,000	0	0	733,909
	(wife)	President, Centralized Mortgage Operations
Patrick Haden	Natalie Haden	Customer Specialist	9,920	0	2,750	0	12,670
	(daughter)(2)	for the Mortgage Professionals Account Development Group

(1)	Mr. Perry is an independent building inspector who is hired by Indymac Bank’s Homebuilder division from time to time at standard market rates to inspect properties that secure Indymac Bank construction loans. Indymac Bank was reimbursed for the indicated amount through fees paid by the subject borrowers.

(2)	Ms. Haden terminated her employment as of June 1, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance
      Under Section 16(a) of the Securities Exchange Act of 1934 Indymac’s directors and executive officers are required to report their ownership of and transactions in Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports are also required to be supplied to Indymac. Specific dates for filing these reports have been established by the Securities and Exchange Commission, and Indymac is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 2005. Based solely on its review of the copies of the reports prepared or received by it, Indymac believes that all such filing requirements were satisfied, except that Mr. Sillman reported shares held in his Indymac 401(k) Plan account late, as a result of an error by Indymac.
CORPORATE GOVERNANCE
General
      Indymac adopted formal corporate governance standards in January 2002 and the Nominating and Governance Committee of the Board of Directors reviews those standards annually to ensure they incorporate recent corporate governance developments and generally meet the corporate governance needs of Indymac. You may obtain the Board of Directors’ Guidelines for Corporate Governance Issues and the charters of each of the Board’s committees, including the Audit Committee, Enterprise Risk Management Committee, Management Development and Compensation Committee, Nominating and Governance Committee and Strategic and Financial Planning Committee by accessing the “Corporate Governance” subsection of the “Investors” section of www.IndymacBank.com, or by writing to Indymac’s Corporate Secretary at IndyMac Bancorp, Inc., 888 East Walnut Street, Pasadena, California 91101. The Audit Committee’s recently revised charter is also attached to this Proxy Statement as Annex A.
      As of February 28, 2006, Institutional Shareholder Services, Inc. ranked Indymac’s governance at the 99th percentile of its industry group and at the 92nd percentile of the S&P 400 group, meaning that Indymac outperformed 99% of the companies in the bank group and 92% of the companies in the S&P 400 Index.
Director Independence and Presiding Director
      The Nominating and Governance Committee of the Board of Directors has adopted criteria and procedures for evaluating the independence of Indymac’s directors based on the listing standards of the New York Stock Exchange. Pursuant to these procedures, the Board undertook its annual review of director independence in January 2006. During this review, the Board considered relationships and transactions during the past three years between each director or any member of his or her immediate family and Indymac and its subsidiaries and affiliates, including those reported under “Certain Transactions and Business Relationships”. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
      Based on the review, the Board of Directors affirmatively determined that Messrs. Caldera, Gramley, Grant, Haden, Hodel, Hunt, Seymour and Willison, constituting all of the directors nominated for election at the Annual Meeting other than Mr. Perry, Indymac’s Chairman of the

Board and Chief Executive Officer, are independent of Indymac and its management under the criteria established by the Nominating and Governance Committee of the Board, which equals 89% of the Board-elect.
      The Board of Directors’ Guidelines for Corporate Governance Issues require the Board to appoint a presiding director who is an independent director and is to be selected from among the Chairmen of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board appointed Mr. Grant, Chairman of the Audit Committee, to the presiding director position to serve until Indymac’s 2006 Annual Meeting. As presiding director, Mr. Grant chairs the executive sessions of the Board meetings, in which the Board meets without the Chairman and Chief Executive Officer and other officers of Indymac. The Board of Directors met in executive session at seven of its nine meetings in 2005.
Communicating with the Presiding Director and the Board
      You may communicate with the presiding director or the Board as a group by writing to Presiding Director, IndyMac Bancorp, Inc., 888 East Walnut Street, Pasadena, California 91101. Communications to specific non-management directors may be submitted to the attention of the Corporate Secretary at the same address. The Corporate Secretary will regularly forward to the Board a summary or copies of all such correspondence that, in the opinion of the Corporate Secretary, relates to the functions of the Board or committees thereof or that she otherwise determines requires their attention. Directors may at any time request copies of any correspondence so summarized. Alternatively, a director may request that all correspondence addressed to him or her be forwarded to him or her. Concerns relating to accounting, internal controls or auditing matters may be communicated in this manner, or may be submitted via the Accounting/ Audit link under the “Contact Us” section of www.IndymacBank.com. These concerns are immediately brought to the attention of Indymac’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Audit Committee Financial Experts
      Pursuant to the applicable rules of the Securities and Exchange Commission, the Board undertook a review of the qualifications and expertise of the Audit Committee members in January 2006. Based on this review, the Board of Directors has determined that Messrs. Grant, Hunt and Ukropina, all of the members of the Audit Committee, are “audit committee financial experts,” as defined by the Securities and Exchange Commission rules.
Consideration of Stockholder Candidates and Selection Criteria
      The Nominating and Governance Committee will consider candidates recommended by stockholders of Indymac for nomination for election to the Board of Directors at Indymac’s Annual Meeting. A stockholder who wishes to recommend a candidate for nomination to the Board of Directors must submit such recommendation to the Corporate Secretary of Indymac in accordance with the Nominating and Governance Committee’s Policy and Guidelines on Director Candidates Recommended by Stockholders, which requires such notice be delivered to and received no later than one hundred twenty (120) days prior to the anniversary date of the mailing of the proxy statement in connection with the previous year’s annual meeting. All such recommendations will be forwarded by the Corporate Secretary to the chairman of the Nominating and Governance Committee.
      All stockholder recommendations of candidates for nomination for election to Indymac’s Board must be in writing and must set forth as to each director candidate recommended the following: (1) name, age, business address and residence address of the individual; (2) the principal occupation or employment of the individual during the five-year period preceding the date of the recommendation; (3) the class and number of shares of capital stock of Indymac that are owned beneficially or of record by the individual; (4) any other information relating to the individual that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations. Certain information as to the stockholder providing the recommendation must be included, such as, the name and address of the stockholder and the class and number of shares of capital stock of Indymac which are owned beneficially or of record by the stockholder. Each recommendation must be accompanied by the written consent of each individual recommended, which must include a statement that if the individual were to be nominated and elected the individual would serve as a director of Indymac and permission to investigate the individual for purposes of considering the individual as a director nominee.
      The Nominating and Governance Committee will consider prospective nominees for the Board of Directors based on the need for additional Board members to fill vacancies or to expand the size of the Board. Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the stockholder making the recommendation. The Committee then evaluates the prospective nominee against the standards and qualifications set forth in Indymac’s Guidelines for Corporate Governance Issues, including relevant experience, industry expertise, intelligence, independence, diversity of background and outside commitments.
      Stockholders may also make nominations of persons for election to the Board of Directors at the annual meeting in accordance with the Bylaws of Indymac, if the stockholder provides notice of such nomination to the Corporate Secretary (1) not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and (2) in the form required by the Bylaws of Indymac. No stockholder nominations of persons for election to the Board of Directors were received in connection with the 2005 Annual Meeting.
Director and Executive Officer Stock Ownership Policies
      The Nominating and Governance Committee and the Compensation Committee of the Board of Directors have adopted stock ownership requirements for Indymac’s directors and executive officers. The requirements specify that directors who have served on the Board for at least three years are expected to own Common Stock (including 70% of the net value of vested stock options) with a value equal to three times the annual Board retainer fee. Indymac’s Chief Executive Officer, with tenure of more than five years, is expected to own Common Stock (including 70% of the net value of vested stock options) with a value equal to five times his annual base salary. All other executive officers of Indymac are expected to own Common Stock (including 70% of the net value of vested stock options)

with a value equal to two times each of their base salaries if their tenure is five or more years and equal to each of their base salaries if their tenure is more than three years but less than five years. Although these stock ownership requirements do not mandate the purchase of Common Stock, any director or executive officer who has not met the ownership requirements is expected to refrain from selling any Common Stock until he or she has met the ownership requirements. Currently all of the directors, including Mr. Perry, in his capacity as Chief Executive Officer, meet or exceed these requirements.
Code of Business Conduct and Ethics
      Indymac has a Code of Business Conduct and Ethics that is applicable to all employees, officers and directors of Indymac, including the principal executive officer, the principal financial officer and the principal accounting officer. You may obtain the Code of Business Conduct and Ethics by accessing the “Corporate Governance” subsection of the “Investors” section of www.IndymacBank.com, or free of charge by writing to Indymac’s Corporate Secretary at IndyMac Bancorp, Inc., 888 East Walnut Street, Pasadena, California 91101. Indymac intends to post amendments to or waivers from the Code of Business Conduct and Ethics (to the extent applicable to Indymac’s principal executive officer, principal financial officer or principal accounting officer) at this location on its website.

AUDIT COMMITTEE MATTERS
Audit Committee Report
      Management is responsible for Indymac’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Indymac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, but the Audit Committee is not responsible for preparing Indymac’s financial statements or auditing those financial statements, which are the responsibilities of management and the independent auditors, respectively.
      The Audit Committee has reviewed with Ernst & Young LLP, who, as Indymac’s independent auditors, are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, Ernst & Young LLP’s judgment as to the quality, not just the acceptability, of Indymac’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has also discussed with Indymac’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal auditors and the independent auditors (without management present) to discuss the results of their examinations, their evaluations of Indymac’s internal controls and the overall quality of Indymac’s financial reporting.
      In the context of the foregoing, the Audit Committee has reviewed the audited consolidated financial statements of Indymac for the fiscal year ended December 31, 2005 with management. In connection with that review, management represented to the Audit Committee that Indymac’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.
      The Audit Committee has reviewed management’s report on its assessment of internal controls over financial reporting, as required under the Sarbanes-Oxley Act of 2002 and the FDIC Improvement Act of 1991. In its report, management provided a positive assertion that internal controls over financial reporting were in place and operating effectively as of December 31, 2005. The Audit Committee also has reviewed with Ernst & Young LLP its attestation report on management’s assertions.
      The Audit Committee has discussed the consolidated financial statements with Ernst & Young LLP and it also has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) and the New York Stock Exchange rules relating to the conduct of the audit. The Audit Committee also has received written disclosures and a letter from Ernst & Young LLP regarding its independence from Indymac as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Ernst & Young LLP the independence of the firm, and has considered all of the above communications as well as all audit, audit-related and non-audit services provided by Ernst & Young LLP. In reliance upon the foregoing, the Audit Committee has determined that Ernst & Young LLP are independent auditors with respect to Indymac within the meaning of the federal securities laws and the rules and regulations thereunder and Rule 3600T of the Public Company Accounting Oversight Board, which designates as interim independence standards

Rule 101 of the American Institute of Certified Public Accountants’ Code of Professional Conduct and Standards Nos. 1, 2 and 3 of the Independence Standards Board. In connection with Ernst & Young LLP’s audit of Indymac’s consolidated financial statements, Indymac entered into an engagement agreement with Ernst & Young LLP, which set forth the terms by which Ernst & Young LLP will perform audit services for Indymac. That agreement is subject to alternative dispute resolution procedures and Indymac is required not to seek punitive damages if it were to assert a claim against Ernst & Young LLP.
      All three members of the Audit Committee have been determined by the Board of Directors of Indymac to be independent directors and financial experts as more fully described in “Corporate Governance”. The oversight and other responsibilities of the Audit Committee are described in the Audit Committee’s recently revised Charter, which is attached to this Proxy Statement as Annex A.
      In reliance upon the above materials and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Indymac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The Audit Committee

Hugh M. Grant, Chairman
Robert L. Hunt II
James R. Ukropina
Fees of Principal Accountants
      The Audit Committee, in its capacity as a committee of the Indymac Board of Directors, is directly responsible for the appointment, compensation, retention and oversight of Indymac’s independent auditors. The Audit Committee is required to approve all engagements with the independent auditors, including both audit services and non-audit services prior to such services being rendered. The Audit Committee has delegated to the Audit Committee Chairman the ability to pre-approve non-audit service engagements with the independent auditors involving fees of up to $100,000 per engagement. Any such services pre-approved by the Chairman are to be reported at the next full Audit Committee meeting. In approving such non-audit services, the Audit Committee (or Chairman when applicable) considers whether the proposed services are prohibited under current law or regulations. The Audit Committee (or Chairman when applicable) must, in order to approve the proposed non-audit services, also be of the opinion that the proposed services, both individually and collectively with all other provided services, will not impair the independence of the independent auditors relative to the financial statement audit opinion discussed above. The Audit Committee also receives assurances from the independent auditors for every proposed engagement that the independent auditors believe that the proposed engagement is not a prohibited service under applicable laws and regulations and that the proposed service will not impair the auditors’ independence relative to their audit opinion regarding Indymac’s financial statements.

      The following table sets forth the aggregate fees agreed upon with and/or billed to Indymac for the fiscal years ended December 31, 2005 and 2004 by Ernst & Young LLP.

Type of Fee	2005	2004

Audit Fees(1)	$1,597,000	$1,510,000
Audit Related Fees(2)(3)	310,000	720,000
Tax Fees(2)(4)	320,000	284,000
All Other Fees(2)(5)	0	234,000

(1)	Includes the fees for the audit of Indymac’s annual financial statements and the review of the financial statements included in Indymac’s Form 10-Qs for the fiscal year.

(2)	The Audit Committee has considered whether the provision of the services relating to these fees is compatible with maintaining the auditors’ independence. None of the services relating to these fees were rendered pursuant to a waiver of the Committee’s pre-approval procedures.

(3)	Includes fees for accounting consultations, due diligence for securitizations, acquisitions and other transactions, and audits of the employee benefit plans.

(4)	Includes fees relating to implementation of a payroll company tax strategy, state tax planning and other tax-related strategic initiatives, as well as the preparation of tax returns.

(5)	Includes fees for all services not included in the other three categories listed. The fees in 2004 were primarily related to IT risk assessment services.
PROPOSAL ONE
ELECTION OF DIRECTORS
      Indymac currently has ten directors. All of them, except for Mr. Ukropina, are nominees for election as directors to serve until the next annual meeting and until their successors are elected and have qualified. Mr. Ukropina has announced his retirement from the Board effective on the day of the annual meeting. Following the annual meeting, Indymac will have nine directors. Mr. Willison, who was appointed to the Board of Directors after the last election of directors, was initially recommended to the Nominating and Governance Committee of the Board by Mr. Perry, the Chairman and Chief Executive Officer of Indymac. In the absence of contrary instructions, it is the intention of the proxy holder named in the accompanying proxy card to vote for the nominees listed below. If any nominee becomes unavailable to serve for any reason, an event the Board of Directors does not anticipate, the proxies solicited hereby will be voted for election of the person, if any, designated by the Board of Directors to replace that nominee. Pursuant to the terms of Mr. Perry’s employment agreement, if Mr. Perry is not elected to the Board of Directors and appointed Chairman, he may terminate his employment agreement for Good Reason with Indymac.
Director Nominees
      The following persons have been nominated to serve as directors of Indymac for the ensuing year, each of whom has agreed to serve as director until the next annual meeting if elected:
      Michael W. Perry, age 43, is Chairman of the Board of Directors and Chief Executive Officer of Indymac and Indymac Bank. He has been a director of Indymac since October 1997 and served as Vice Chairman of the Board of Directors of Indymac and Indymac Bank from March 2000 until

February 2003 when he was appointed Chairman of the Board of Directors of Indymac and Indymac Bank following the retirement of David S. Loeb, the former Chairman of both Indymac and Indymac Bank. Mr. Perry has been with Indymac since January 1993 and previously served as President of Indymac from January 1997 to February 1999, and Chief Operating Officer from January 1993 to January 1997. Mr. Perry has direct responsibility for the management of Indymac and its subsidiaries. From May 1987 to December 1992, he served in various positions with Commerce Security Bank, including as Senior Executive Vice President in charge of the Mortgage Banking Division and as Chief Financial Officer. After graduating with honors from California State University, Sacramento, and prior to joining Commerce Security Bank, Mr. Perry was an auditor and Certified Public Accountant for a period of four years with KPMG Peat Marwick LLP.
      Louis E. Caldera, age 49, has been a director of Indymac since May 2002. He is also a director of Indymac Bank. Since August 2003, Mr. Caldera has served as President of the University of New Mexico and as a Professor of Law. Prior to this appointment, commencing in 2001, Mr. Caldera served as Vice Chancellor for University Advancement of The California State University System. Mr. Caldera held two appointed posts in the Clinton administration — Secretary of the Army from 1998 to 2001 and Managing Director and Chief Operating Officer of the Corporation for National and Community Service from 1997 to 1998. Mr. Caldera served three terms in the California State Assembly, from 1992 to 1997, representing the 46th District. Prior to his election to the Assembly, he worked as a deputy county counsel for the County of Los Angeles and as an attorney in private practice, including at the law firm of O’Melveny & Myers LLP. He currently serves on the Board of Directors of Belo Corporation and Southwest Airlines Co. Mr. Caldera received a B.S. from the United States Military Academy, an M.B.A. from Harvard Business School and a J.D. from Harvard Law School.
      Lyle E. Gramley, age 79, has been a director of Indymac since January 1993. He is also a director of Indymac Bank. Mr. Gramley is a former member of the Board of Governors of the Federal Reserve System. From September 1985 through May 2002, he was employed by the Mortgage Bankers Association of America as its chief economist and as a consulting economist. During that period he also was self-employed as an economic consultant. Since June 2002, Mr. Gramley has been a Senior Economic Advisor with the Stanford Washington Research Group. He serves on the Board of Trustees of the following mutual funds distributed by Dreyfus Service Corporation: Cash Management, Cash Management Plus, Inc., Government Cash Management, Treasury Cash Management, Treasury Prime Cash Management, Tax Exempt Cash Management, Municipal Cash Management Plus and New York Municipal Cash Management.
      Hugh M. Grant, age 69, has been a director of Indymac since May 2000. He is also a director of Indymac Bank. Since 1996, Mr. Grant has been a business consultant. Prior to 1996, he spent approximately 38 years with Ernst & Young LLP (including service with Arthur Young & Company before its 1989 merger with Ernst & Whinney) where, among other things, he was Vice-Chairman and Regional Managing Partner-Western United States. He is a Director and Chairman of the Audit Committee of Tetra Tech, Inc. Mr. Grant also serves on the Board of Directors and as Chairman of the Audit Committee of Inglewood Park Cemetery. Mr. Grant received a B.S. in Business, with distinction, from the University of Kansas.
      Patrick C. Haden, age 53, has been a director of Indymac since March 2000. He is also a director of Indymac Bank. Mr. Haden has been a general partner of Riordan, Lewis & Haden, a private equity investment firm, since 1987. Mr. Haden serves on the Board of Directors of Tetra Tech, Inc. and TCW Convertible Securities Fund, Inc. He serves on the Compensation Committee and the Audit Committee of the Board of Directors of Tetra Tech, Inc. and serves on the Audit Committee of TCW Convertible Securities Fund, Inc. Mr. Haden graduated Magna Cum Laude, Phi Beta Kappa from the University of Southern California and was awarded a Rhodes Scholarship to study Economics at Oxford University in England. Mr. Haden received a J.D. from Loyola Law School.
      Terrance G. Hodel, age 63, has been a director of Indymac since July 2003. He is also a director of Indymac Bank. Mr. Hodel most recently served as Chief Executive Officer of Paymap, Inc. from 2001 to May 2003. Prior to that, Mr. Hodel held the position of President and Chief Operating Officer of North American Mortgage Company, from 1992 to 1997 when the company was acquired by Dime Bancorp, Inc. Prior to his service at North American Mortgage Company, Mr. Hodel served as President and Chief Executive Officer of IMCO Realty Services, a large mortgage banking company, from 1985 to 1992, and was President and Chief Executive Officer of Wells Fargo Mortgage Company from 1979 to 1985. Mr. Hodel serves on the Board of Trustees of Marin Academy and Pomona College, and he served on the Board of Directors of Luther Burbank Savings until the end of 2005. Mr. Hodel received an M.B.A. from Stanford University.
      Robert L. Hunt II, age 55, has been a director of Indymac since November 2001. Mr. Hunt is also a director of Indymac Bank. Mr. Hunt held the position of President and Chief Operating Officer of Coast Savings Financial, Inc. and its subsidiary, Coast Federal Bank, from 1991 to 1998 when Coast was acquired by H.F. Ahmanson & Company, the holding company for Home Savings of America. From 1998 to 2003, Mr. Hunt served as a trustee for the Coast Federal Contingent Payments Rights Litigation Trust, a publicly traded entity that was spun off by Coast Federal at the time of its acquisition. He served as Chief Financial Officer and Executive Vice President of Coast Federal Bank from 1983 to 1991. Prior to his service at Coast Federal Bank, Mr. Hunt held the position of Vice President and Controller of Fidelity Federal Savings and Loan from 1980 to 1983 and was an audit manager at the public accounting firm of KPMG Peat Marwick where he served from 1972 to 1980. Mr. Hunt is a graduate of the University of Southern California.
      Senator John Seymour (ret.), age 68, has been a director of Indymac since April 2004 and he has been a director of Indymac Bank since July 2000. He served as a California State Senator from 1982 to 1991 and as a United States Senator from 1991 to 1992 as a late-term replacement for California’s newly elected Governor. Senator Seymour is a housing and governmental consultant. He was the Chief Executive Officer of the Southern California Housing Development Corporation and currently serves on the Board of Directors of Orange Coast Title Insurance. Mr. Seymour previously served on the Boards of Directors of Los Angeles Federal Savings Bank, Irvine Apartment Communities, Inco Homes and Countrywide Financial Services. He also has served the City of Anaheim, California as Mayor and as a member of the City Council. Senator Seymour was President and Chief Executive Officer of Seymour Realty and Investment Company from 1964 to 1982. He received a B.S. in Business and Finance from the University of California, Los Angeles.
      Bruce G. Willison, age 57, became a director of Indymac in July 2005. He is also a director of Indymac Bank. Mr. Willison is the Dean Emeritus and Professor of Management of the John E. Anderson Graduate School of Management at the University of California, Los Angeles. From 1999 to 2005 he was the Dean of the John E. Anderson Graduate School of Management. He was previously the President and Chief Operating Officer of H.F. Ahmanson and Company. Prior to that

Mr. Willison served as the Vice Chairman of First Interstate Bancorp. Concurrently, Mr. Willison served as the Chairman, President and Chief Executive Officer for First Interstate Bank of California. Prior to his 18 year tenure with First Interstate, Mr. Willison spent six years as a Vice President for Bank of America NT&SA. He currently serves as a corporate director for HealthNet, Inc., Homestore, Inc. and Sun America Inc.’s Fund Complex. He also serves on numerous community boards. Mr. Willison received a degree in Economics from the University of California, Los Angeles, and an M.B.A. in Finance from the University of Southern California. He served as a Lieutenant in the United Stated Navy from 1970 to 1972.
Vote Required; Board Recommendation
      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this matter at the Annual Meeting will be required to elect each of the director nominees.
      The Board of Directors recommends that stockholders vote FOR each of the nominees. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.
Board Meetings, Committees and Attendance
      The Board of Directors held nine meetings, in person or by telephone, during 2005. Each Board member is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties. In 2005, each Board member attended 100% of the meetings of the Board and Committee of which he was a member, except for Mr. Caldera who attended 88% of such meetings. It is estimated that during 2005 on average each Board member spent approximately 170 hours in Board and Committee meetings and in preparation time for those meetings. In addition to attendance at Board and Committee meetings, each member of the Board is expected to attend each Annual Meeting of Stockholders and all members of the Board attended the 2005 Annual Meeting of Stockholders.

      The Committees of the Board of Directors are as follows:

Board
Committee	Members	Responsibilities and Meetings Held

Audit Committee(1)	Mr. Grant, Chairman Mr. Hunt Mr. Ukropina	The primary purpose of this Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the integrity of Indymac’s financial statements, reports and other financial information provided by Indymac to its stockholders and others. In addition, the Committee, among other responsibilities, reviews Indymac’s compliance with legal and regulatory requirements (in concert with other committees), the independent auditor’s qualifications, performance and independence, and the performance of Indymac’s internal audit function. The Committee monitors Indymac’s audit, accounting and financial reporting processes and system of internal controls. A copy of the Audit Committee Charter is attached to this Proxy Statement as Annex A. The Committee held six meetings in 2005.

Enterprise Risk Management Committee	Mr. Hunt, Chairman Mr. Gramley Mr. Hodel Mr. Willison	The primary purpose of this Committee is to ensure the establishment of company-wide risk management policies and strategies governing key risk factors related to capital adequacy, asset quality, management, earnings, liquidity, and sensitivity to market risk. The Committee also oversees certain regulatory matters. The Committee held four meetings in 2005.

Management Development and Compensation Committee (Compensation Committee)	Mr. Ukropina, Chairman Mr. Caldera Mr. Seymour (All are non-employee, independent directors)	This Committee establishes, reviews and monitors Indymac’s compensation philosophy and practices in order to assist the Board in the discharge of its responsibilities relating to (a) the fair and competitive compensation of the Chief Executive Officer and other key executives, (b) orderly succession planning related to the Chief Executive Officer and President of the Bank, (c) the pension and employee welfare plans of Indymac, including overseeing management’s administration of Indymac’s defined benefit pension plan and deferred compensation plan, and (d) the creation of a corporate environment where ethical behavior is the standard. The Compensation Committee also administers Indymac’s stock award plans. The Committee held ten meetings in 2005.

(1)	In the opinion of the Board of Directors of Indymac, all current members of the Audit Committee are independent directors as required and defined by the New York Stock Exchange (see the further discussion regarding director independence and audit committee financial experts in “Corporate Governance” and “Audit Committee Matters”).

Board
Committee	Members	Responsibilities and Meetings Held

Nominating and Governance Committee	Mr. Seymour, Chairman Mr. Caldera Mr. Ukropina (All are independent as required by the New York Stock Exchange)	This Committee sets guidelines for corporate governance and monitors the governance of Indymac to assure that Indymac has a “best practices” corporate governance program. Specifically the Committee reviews and recommends to the Board of Directors, among other things, nominees for election as directors at each Annual Meeting, membership of the committees of the Board and matters relating to the evaluation, performance, compensation and independence of Board members. The Committee considers candidates for the Board of Directors suggested by its members and other Board members, with input from the Chief Executive Officer. The Committee also is authorized to retain a third- party executive search firm to identify candidates for the Board of Directors from time to time. The Committee will consider candidates for the Board that are recommended by stockholders of Indymac as further discussed in “Corporate Governance”. The Committee held seven meetings in 2005.

Strategic and Financial Planning Committee	Mr. Haden, Chairman Mr. Gramley Mr. Grant Mr. Hodel Mr. Hunt Mr. Willison	This Committee assists the Board in fulfilling its oversight responsibilities with respect to defining Indymac’s mission, vision and long-term and annual strategic and financial plan. The Committee reviews and makes recommendations to the Board regarding Indymac’s overall business foundation, financial and non-financial objectives, the scope of business in which it competes, its source of competitive advantage, and significant decisions made by the Chief Executive Officer in key strategic areas. The Committee held four meetings in 2005.

Indymac Bank Board
      Each member of the Indymac Board of Directors also serves as a director of Indymac Bank, Indymac’s principal operating subsidiary. The Indymac Bank Board of Directors also has two independent directors and one executive officer-director who do not serve on the Indymac Board of Directors. The Indymac and Indymac Bank Board of Directors meetings are held concurrently. The following are the persons who serve as directors of Indymac Bank only:
      Lydia H. Kennard, age 51, has been a director of Indymac Bank since May 2002. Ms. Kennard is Executive Director of Los Angeles World Airports (“LAWA”). Previously, she served as Executive Director of LAWA from August 1999 to November 2003. She joined LAWA in 1994 as Deputy Executive Director for Design and Construction. From December 2003 until October 2005, she was Chairman of KDG Development Construction Consulting (“KDG”), a Los Angeles-based firm specializing in land-use planning, development, programming and construction management for public and private sector clients and a Consultant for the Marson Group. She also serves on the Boards of Directors of Intermec, Inc. (formerly Unova, Inc.) and AMB Property Corporation. Ms. Kennard received a B.A. from Stanford University, a Masters from the Massachusetts Institute of Technology and a J.D. from Harvard Law School.
      Stuart A. Gabriel, age 52, has been a director of Indymac Bank since September of 2004. Mr. Gabriel is a Director and the Lusk Chair in Real Estate, Lusk Center for Real Estate, and Professor of Finance and Business Economics, Policy, Planning and Development in the Marshall School of Business and the School of Policy, Planning and Development of the University of Southern California. He also is Co-Director of the USC Ross Minority Program in Real Estate Finance and

Development. During 1997-1999, Mr. Gabriel served as Deputy Dean at the USC Marshall School of Business. In 2004, he was elected as President of the American Real Estate and Urban Economics Association. Mr. Gabriel serves on the editorial boards of Real Estate Economics, Journal of Real Estate Finance and Economics, Journal of Housing Economics, Journal of Housing Research, Housing Policy Debate, Real Estate Finance, and Journal of Real Estate Research. He also is a Fellow of the Homer Hoyt Institute for Advanced Real Estate Studies. Mr. Gabriel serves as a consultant to numerous corporate and governmental entities and is a Director of KBS REIT. Prior to joining the USC faculty in 1990, Mr. Gabriel served on the economics staff of the Federal Reserve Board in Washington, D.C. In recent years, he also has been a Visiting Scholar at the Federal Reserve Bank of San Francisco. Mr. Gabriel received a Ph.D. in Economics from the University of California, Berkeley.
      Richard H. Wohl, age 47, is President of Indymac Bank. He became a director of Indymac Bank in July 2005. Mr. Wohl oversees the primary business divisions of Indymac Bank in both its thrift and mortgage banking segments. Mr. Wohl previously served Indymac in several capacities, including as Chief Executive Officer of Indymac Mortgage Bank from February 2000 to July 2005, Chief Operating Officer in charge of various financial and administrative functions from February 1999 to February 2000, and as general counsel and secretary from April 1994 to February 1999. Prior to joining Indymac in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles, California where he worked in the institutional lending and corporate areas with a focus on mortgage banking. Mr. Wohl graduated with distinction from Stanford University and received a J.D. from Harvard Law School, where he was an editor of the Harvard Law Review.
      In addition to the Committees of the Indymac Board of Directors referenced above, the Indymac Bank Board also has a Compliance and Technology Committee as follows:

Board
Committee	Members	Responsibilities and Meetings Held

Compliance and Technology Committee	Ms. Kennard, Chair Mr. Gabriel Mr. Haden	The primary purpose of this Committee is to assist the Board in its oversight of the Bank’s compliance with all consumer regulatory, fair lending and compliance laws and regulations. In addition, this Committee also provides strategic oversight of Indymac Bank’s information technology and security activities. The Committee held five meetings in 2005.

Director Compensation
      In January 2006, the Board of Directors revised the Board Compensation Policy upon the recommendation of its Nominating and Governance Committee. Prior to making such recommendation, the Nominating and Governance Committee received the advice of an executive compensation consulting firm. Among other things, this revision:

•	increases the annual cash retainer to $75,000;

•	eliminates board meeting attendance fees;

•	provides that non-employee directors will receive both non-qualified stock options and restricted stock awards, rather than having the election to choose one or the other;

•	eliminates Indymac’s Director Emeritus Plan for directors joining the board after December 31, 2005; and

•	increases the stock ownership requirements for non-employee directors to three times the annual board retainer fee.
      The following table describes the cash compensation provided under the old policy in 2005 and the cash compensation to be paid under the revised policy starting in 2006. Assuming the same Board structure and number of meetings as in 2005, the Board expects that the revisions made would result in a $2,500 increase in cash compensation for each director in 2006.

Director Cash Compensation(1)

Description	2005	2006

Annual retainer (all non-employee directors)	$50,000 annually	$75,000 annually

Additional retainer for Audit Committee members	$20,000 annually	$20,000 annually

Additional retainer for the Presiding Director	$20,000 annually	$20,000 annually

Meeting fees for Board meetings	$2,500 per meeting	No board meeting fees

Meeting fees for Committee Chairs (for each meeting chaired in a calendar year)	$2,500 per meeting	$2,500 per meeting

Meeting fees for committee members (after the 4th committee meeting attended in a calendar year)	$2,500 per meeting	$2,500 per meeting

Fees for attendance at other qualifying board-related functions (as determined by the Chair of the Nominating and Governance Committee)	$2,500 per day	$2,500 per day

(1)	See also the description of the Director Emeritus program included in this section.
      For 2005, each non-employee director received an automatic annual grant of a nonqualified stock option to purchase a number of shares of Common Stock equal to 0.025% of the issued and outstanding shares of such Common Stock as of the end of the preceding fiscal year (excluding treasury shares), but in no event less than 7,500 shares. Alternatively, each non-employee director could elect to receive shares of restricted Common Stock of equal value to the nonqualified stock option. Starting in fiscal year 2006, each non-employee director will receive, on an annual basis:

•	A non-qualified stock option to purchase a number of shares of Common Stock equal to 0.0125% of the issued and outstanding shares of such Common Stock as of the end of the preceding fiscal year (excluding treasury shares), but in no event less than 3,750 shares; and

•	A number of shares of restricted Common Stock having a fair market value equal to the value of such option, determined using the same valuation method as then used by Indymac for financial reporting purposes.
      As in the past, options and restricted stock will be granted automatically on the same date that annual grants of equity incentive awards are made to employees. If a non-employee director is elected within six months following the annual grant date, he or she will receive options for the number of shares covered by the most recent annual director grant. If a non-employee director is elected more than six months following the most recent annual grant date, but before the next annual grant date, he or she will receive options for one-half the number of shares covered by the most recent annual director grant. The number of shares of restricted stock granted to such non-employee directors will be determined according to the value of the option grant, as described above.

      Options will have an exercise price equal to the fair market value of Common Stock on the date of grant, will vest on the first anniversary of the grant date, and will expire on the latest date permitted under the 2002 Plan (the latest date permitted is currently the tenth anniversary of the grant date but will be the seventh anniversary of the grant date if the amendment and restatement of the 2002 Plan is approved by stockholders as described in Proposal Two), or earlier in the event of a non-employee director’s termination of service.
      Restricted stock currently vests in equal annual installments over a three-year period, and any dividends on such shares will accrue and vest at the same time. If the amendment and restatement to the 2002 Plan is approved, the Board may consider reducing the vesting period to one year for future grants.
      Vesting for options and restricted stock will accelerate in full upon a change in control of Indymac, a non-employee director’s death or disability, or a non-employee director’s failure to be renominated or reelected to the board after five years of service as a director, provided that the director remains on the board until his or her normal term expires.
      Beginning in 2006, each non-employee director who has served on the board for at least three years will be expected to own Common Stock with a value equal to $225,000, which is equal to three times his or her base annual retainer fee. The value of vested options (net of tax), as determined by Indymac, will be counted towards the ownership requirements. Any non-employee director failing to meet these ownership guidelines will not be required to purchase stock in the open market in order to meet these requirements but will be prohibited from selling shares until he or she becomes compliant.
      The following table sets forth total compensation paid to non-employee directors for 2005.

					Non-Stock
					Incentive
		Fees Earned			Plan	All Other
		or \ Paid in	Stock Awards	Option Awards	Compensation	Compensation
Name	Total($)	Cash ($)(1)	($)(2)	($)(2)	($)	($)(3)

Louis E. Caldera	$217,470	$95,000	$0	$117,792	$0	$4,678
Lyle E. Gramley	231,867	82,500	0	117,792	0	31,575 (4)
Hugh M. Grant	264,625	145,833	0	117,792	0	1,000
Patrick C. Haden	212,070	92,500	0	117,792	0	1,778
Terrance G. Hodel	214,423	92,500	117,792	0	0	4,131
Robert L. Hunt II	238,792	120,000	0	117,792	0	1,000
Senator John Seymour (ret.)	238,792	120,000	0	117,792	0	1,000
James R. Ukropina	289,494	169,164	117,792	0	0	2,538
Bruce G. Willison	186,599	40,000	0	145,381	0	1,218

(1)	Fee amount deferred at the election of the director to a subsequent year are included in amount reported.

(2)	Amounts are grant date fair value for a grant of 3,327 restricted shares of Common Stock or fair value for an option to purchase 15,499 shares of Common Stock, as applicable, computed in accordance with FAS 123, applying the same valuation and assumptions as Indymac applies for financial statement pro-forma disclosure purposes for options. The annual non-employee grant of stock awards was made on March 15, 2005, other than for Mr. Willison, who received a stock award grant on July 25, 2005 when he was elected to the Indymac Bank Board. Options vest on the first anniversary of the grant date and restricted shares vest in equal installments over a three-year period, and any dividends on such shares will accrue and vest at the same time.

(3)	Unless otherwise noted, amounts include earnings on deferred compensation and a $1,000 annual charitable contribution made by Indymac to a charity chosen by each director on each director’s birthday. Mr. Ukropina also received a gift certificate for air travel as a wedding present.

(4)	Amount includes the following: (a) earnings on deferred compensation — $21,807; (b) annual charitable contribution made by Indymac to a charity of Mr. Gramley’s choice on his birthday — $1,000; and (c) travel expenses of Mr. Gramley’s spouse to accompany him to California in conjunction with Mr. Gramley’s Board meeting attendance — $8,768.

Director Emeritus Plan
      Historically, Indymac has maintained a Director Emeritus Plan, which provides certain retiring non-employee directors with a benefit based upon length of service as a director and the level of cash compensation received as a director prior to retirement. Participating directors are prohibited from competing with Indymac during the benefit period. Pursuant to the revised Board Compensation Policy, the Director Emeritus Plan will be available only for non-employee directors who were serving on the board as of December 31, 2005, or who already were participating in the Director Emeritus Plan as of such date.
      On January 24, 2006, Indymac entered into a Director Emeritus Participation Agreement with Mr. Ukropina, who is retiring from the Board of Directors as of the date of the Annual Meeting. Pursuant to the Participation Agreement and in recognition of Mr. Ukropina’s service on the Indymac board, Indymac waived the seven year service requirement and agreed to pay Mr. Ukropina compensation at the rate of $50,000 per annum for a period of five years and two months. The Participation Agreement also requires that Mr. Ukropina refrain from competing with Indymac, seeking a position on the Board other than pursuant to Indymac’s request, and engaging in activities which may lead to a change in control of Indymac.
PROPOSAL TWO
APPROVAL OF
THE 2002 INCENTIVE PLAN, AS AMENDED AND RESTATED
      At the Annual Meeting, stockholders will be asked to approve Indymac’s 2002 Incentive Plan, as amended and restated (the “Plan”), which authorizes up to 11,200,000 shares (6,000,000 original shares and 5,200,000 newly requested shares) of Common Stock to be issued under the Plan, subject to adjustment to reflect stock splits, mergers and other corporate events. The Plan was adopted by the Board of Directors, subject to stockholder approval, on February 28, 2006. The closing price of Common Stock on February 28, 2006 was $38.82.
      The Plan will become effective if and when it is approved by the stockholders of Indymac at the 2006 Annual Meeting. If approved, the Plan will continue in effect until terminated by the Board. No Awards may be granted under the Plan, however, after the ten-year anniversary of the effective date. Any Awards that are outstanding at the time the Plan is terminated will remain subject to the terms of the Plan. If the Plan is not approved by the stockholders at the Annual Meeting, the 2002 Plan currently in effect will remain in full force and effect in accordance with its terms as in effect immediately prior to the Annual Meeting. The Plan is being submitted to the stockholders, among other reasons, in order to preserve the full deductibility of awards made pursuant to the Plan under Section 162(m) of the Code.
      In order to address potential stockholder concerns regarding the number of stock options or stock awards we intend to grant under the Plan in a given year, the Board of Directors commits to Indymac’s stockholders that for the next three fiscal years (commencing on January 1, 2006) it will not grant a number of shares of Common Stock subject to options or stock awards to its employees or non-employee directors greater than an average of 2.46% of the number of shares of Common Stock that it believes will be outstanding over such three year period. Indymac’s grants of stock options and stock awards will be phased down from its 2005 rate of 3.08% to meet this commitment. However, it is likely in the first year that Indymac will exceed 2.46%, but will be below the 2005 rate. For purposes of calculating the number of shares granted in a year, stock options will count as equivalent to one share, and stock awards will count as equivalent to (1) 1.5 shares if Indymac’s annual stock price volatility is 53% or higher, (2) two shares if Indymac’s annual stock price volatility is between 25% and 52%, and (3) four shares if Indymac’s annual stock price volatility is less than 25%.
      This summary of the material terms of the Plan is qualified in its entirety by the full text of the Plan, a copy of which is available for review at the principal executive offices of Indymac. Stockholders may also obtain a copy of the Plan without charge upon written request directed to: IndyMac Bancorp, Inc., Attention: Investor Relations, 888 East Walnut Street, P.O. Box 7137, Pasadena, CA 91109-7137 (telephone: (800) 669-2300).
Description of the Plan

Key Considerations
      The following are the key amendments relating to the Plan. If adopted, the Plan, would:

•	increase from 6,000,000 to 11,200,000 the total number of shares of Common Stock reserved and available for issuance pursuant to awards granted under the Plan. Of the 6,000,000 shares presently authorized, approximately 1,643,106 shares remain available for issuance as of February 28, 2006;

•	provide that each share issued pursuant to a full value award (such as restricted stock) would reduce the number of available shares of Common Stock by 3.5 shares. This ratio provision would replace the 900,000 share limit with respect to full value awards;

•	remove the liberal share counting provisions which allow shares of Common Stock subject to an award to be returned to the pool of shares of Common Stock available for issuance under the Plan other than in the event of a forfeiture of the award;

•	increase from $2,000,000 to $25,000,000 the maximum amount payable to any one individual pursuant to cash incentive awards granted under the Plan for any annual performance period;

•	decrease from 900,000 to 500,000 the maximum number of shares that may be subject to a full value award granted to any one individual under the Plan in any calendar year;

•	expand the list of performance measures that may be used to grant awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code;

•	reduce the term of options granted under the Plan from ten years to seven years;

•	remove the ability to satisfy the exercise price of an option with a promissory note;

•	change the minimum full vesting requirement on restricted stock awards from three years to one year;

•	remove the ability to grant dividend equivalents with respect to stock options; and

•	remove the ability to grant stock appreciation rights, bonus stock, stock units, performance shares and performance units.
      The Board of Directors has worked with outside advisors to craft an incentive plan that generally meets Indymac’s need to attract and retain highly qualified employees, officers and directors, and has the likelihood of obtaining positive support of stockholders. The Board believes that its previous incentive plans, which were weighted more heavily towards equity incentive compensation, have been very successful. The proposed Plan, which restricts equity issuance to 2.46% of shares outstanding each year, results in a mix of total compensation more heavily weighted towards cash incentive compensation than under past plans. The Board believes that with the implementation of FAS 123R, requiring the expensing of all forms of stock compensation, there is little economic difference in the impact on stockholders between equity and cash incentive programs.

Overview
      The Plan provides for the grant of non-qualified and incentive stock options, restricted stock, restricted stock units and cash incentive awards. The purpose of the Plan is to enable Indymac and its subsidiaries and affiliates to:

•	attract and retain persons eligible to participate in the Plan;

•	motivate participants to achieve Indymac’s long-range goals by providing incentive compensation opportunities that are competitive with those of other similar companies; and

•	further identify participants’ interests with those of Indymac’s stockholders through compensation that is based on the value of Indymac’s stock.
      Awards may be granted under the Plan to any director, officer or employee of Indymac or any of its subsidiaries or affiliates, or any individual who performs services for Indymac or any of its subsidiaries or affiliates of a nature similar to those performed by officers or employees, including consultants and agents.

Administration
      The Plan will be administered by the Compensation Committee (“Committee”). The Committee has the authority to grant, and amend, any type or combination of types of awards, whether payable in stock, cash or a combination of the two, subject to the limits as noted in the Plan.
      The Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it. Until action to the contrary is taken by the Committee, ministerial, non-discretionary functions of the Plan have been delegated to the senior human resources manager of Indymac. The Committee may also delegate to officers of Indymac the authority to grant awards under the Plan, provided that such delegation is set forth in writing and includes all of the limitations and parameters applicable to such awards, and provided further that such awards are subsequently ratified by the Committee.

General
      As of February 28, 2006, all officers and employees of Indymac and its subsidiaries, approximately 6,182, officers and employees, were eligible to receive awards under the Plan, subject to the power of the Committee to determine the eligible employees and other persons (other than Non-Employee Directors) to whom awards will be granted. As of such date, 1,871 persons held outstanding awards under the 2002 Plan covering 3,838,278 shares of Common Stock. The total number of shares that may be granted under the Plan is 11,200,000 shares, subject to adjustment as described below; provided, however, that each share of Common Stock issued pursuant to a full value award, such as restricted stock and restricted stock units, will reduce the number of available shares by 3.5 shares.
      The following additional limits will apply to awards under the Plan:

•	no more than 1,500,000 shares of Common Stock may be issued for options granted to any one individual in any calendar year;

•	no more than 500,000 shares of Common Stock may be issued for full value awards (such as restricted stock and restricted stock units) granted to any one individual in any calendar year; and

•	no more than $25,000,000 may be paid to any one individual for any annual performance period as cash incentive awards.
      The Common Stock with respect to which awards may be made under the Plan must be shares that are currently authorized but unissued, or to the extent permitted by applicable law, currently held or subsequently acquired by Indymac as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the Committee, an award under the Plan may be settled in cash rather than Common Stock. The Committee may use shares of Common Stock available under the Plan as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of Indymac or a subsidiary, including the plans and arrangements of Indymac or a subsidiary assumed in business combinations.
      The Committee may grant any combination of stock options (both incentive and non-qualified), restricted stock, restricted stock units and cash bonuses. The length of service required for an award to vest fully (which, must be at least one year), and any other restrictions that are deemed appropriate by the Committee for a particular type of award, to particular individuals, or in particular circumstances, will be included in the individual award memorandum reflecting the grant of an award to the recipient and setting forth specific terms and conditions of the award.
      The Plan contains provisions relating to adjustments of the terms of outstanding awards to reflect changes in Indymac’s capitalization or Common Stock or the occurrence of specified events. The number and type of shares or other securities, cash or other property that may be acquired under the Plan, the maximum number and type of shares or other securities that may be delivered pursuant to awards, and such other terms as are necessarily affected by such specified events are subject to adjustment in the event of a reorganization, merger, recapitalization, stock split, stock dividend, consolidation, spin-off, restructuring or similar events.

      Except as otherwise provided by the Committee, awards under the Plan may not be sold, transferred, assigned, pledged or otherwise disposed of in any way except as designated by the holder by will or by laws of descent and distribution. Under no event will awards be transferable to third parties for consideration.

Stock Options
      The Committee may grant options to purchase Common Stock, which may be either incentive stock options, which qualify for favorable tax treatment for the holders of such options, or non-qualified stock options. The purchase price of a share of Common Stock under each option must be not less that the fair market value of a share of Common Stock on the date the option is granted. Options granted under the Plan will be exercisable in accordance with the terms established by the Committee. The full purchase price of each share of Common Stock purchased upon the exercise of any option must be paid at the time of exercise. The Committee, in its discretion, may impose such conditions, restrictions and contingencies on Common Stock acquired pursuant to the exercise of an option as the Committee determines to be desirable.
      Except as otherwise provided by the Committee, if an employee recipient of a stock option award under the Plan terminates employment for a reason other than Cause (as determined by the Committee in its sole discretion), death, disability or retirement, the holder of the stock option may exercise the stock option at any time within a period of three months after such termination to the extent the stock option was exercisable on the date of such termination, after giving effect to any applicable acceleration of vesting. If the employee terminates employment by reason of disability, or if the employee becomes disabled within three months after termination (other than termination for Cause), the employee may exercise the stock option at any time within a period of twelve months after such termination to the extent the stock option was exercisable on the date of such termination, after giving effect to any applicable acceleration of vesting. If the employee terminates employment by reason of death, or if the employee dies within three months after termination (other than termination for Cause), then the stock option may be exercised within a period of twelve months after the employee’s termination of employment, to the extent the stock option was exercisable on the date of such termination, after giving effect to any applicable acceleration of vesting. If the employee terminates employment by reason of retirement, then the stock option may be exercised within a period of twelve months after the employee’s termination of employment, to the extent the stock option was exercisable on the date of such termination, after giving effect to any applicable acceleration of vesting. If the employee’s employment is terminated for Cause, then the stock option will expire on the date of termination. In no event, however, may any stock option be exercised by any person after its expiration date. To the extent that any option is not exercised prior to (i) a dissolution of Indymac or (ii) a merger or other corporate event that Indymac does not survive, and no provision is made for the assumption, conversion, substitution or exchange of the option, the option will terminate upon the occurrence of such event.
      The Plan provides that, except as may be approved by Indymac stockholders, the exercise price for an outstanding stock option may not be decreased after the stock option has been granted, nor may an outstanding stock option be surrendered to Indymac as consideration for the grant of a new stock option with a lower exercise price.

Other Stock Awards
      The Committee may grant restricted stock and restricted stock units (grants of Common Stock or the right to receive Common Stock in the future, which shares or rights are made subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the holder or the achievement of performance or other objectives, as determined by the Committee). Recipients of restricted stock may have voting rights and may receive dividends on the granted shares prior to the time the restrictions lapse.

Cash Incentive Awards
      The Committee may grant cash incentive awards that are made contingent on the achievement of performance goals it establishes for the applicable performance period. The performance goals must be objective and must be established in writing by the Committee not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance goals is substantially uncertain.

Payment Provisions
      The Plan permits the payment of the option exercise price, or award price, in cash or with shares of Common Stock valued at their fair market value, or with a combination of such shares and cash. Participants may also instruct Indymac to withhold from the shares of Common Stock acquired upon exercise of an option that number of shares of Common Stock equal to the minimum amount (and not any greater amount) required to satisfy the exercise price. The Committee may also provide for other methods of payment of the exercise price of a stock option in the Award Memorandum.
      Shares held by a Plan participant other than a Non-Employee Director may also be used to discharge tax withholding obligations related to the exercise of options or the receipt of other awards to the extent authorized by the Committee.

Change in Control
      In the event of a Change in Control of Indymac, as defined in the Plan, awards under the Plan become fully vested and immediately exercisable on the one-year anniversary of the Change in Control or earlier if a participant’s employment is terminated within one year following the Change in Control by reason of disability or death, by his or her employer without “cause,” or by the participant for “good reason” (each as defined in the Plan). The Committee is authorized in its discretion, however, to change such acceleration of awards (whether to provide for immediate acceleration of awards or to prohibit or otherwise limit such acceleration).
      The Board of Directors of Indymac may, but need not, make an affirmative determination prior to the consummation of one of the transactions, or group of related transactions, described above, that, in light of all of the circumstances, a Change in Control has not occurred for purposes of the Plan, by reason of it being in essence a “combination of equals”. In making any such determination, the Plan provides that the Board of Directors shall consider, without limitation, the likely effect of such transaction(s) on the makeup of Indymac’s stockholder base, Board of Directors and senior management.

Acceleration of Vesting in Certain Events
      Upon a participant’s termination of employment by reason of death or disability:

•	his or her options will become fully vested and exercisable;

•	any time-based vesting restrictions on any other stock award will lapse as of the date of termination and any performance-based criteria relating to such other stock awards will be deemed to be satisfied at the greater of “target” or actual performance; and

•	his or her cash incentive awards will become fully vested.
      Upon a participant’s termination of employment by reason of retirement, his or her awards will be accelerated in the same manner as if his or her termination of employment was by reason of death or disability; provided, however, that as a condition of such acceleration of vesting upon the participant’s retirement, he or she will execute a restrictive covenant agreement (including, but not limited to, a non-solicitation of customers and employees covenant) satisfactory to Indymac with a term equal to the longest vesting term being accelerated.

Non-Employee Director Awards
      The Plan provides for grants of awards to Non-Employee Directors in accordance with the terms, conditions and parameters set forth in the Board Compensation Policy. This policy is described in Proposal One — Election of Directors — Director Compensation.

Amendment and Termination
      The Plan, and any award granted under the Plan, may be amended or terminated at any time by the Board. No amendment or termination may adversely affect the rights of any participant without the participant’s written consent.
Tax Consequences of the Plan
      The federal income tax consequences of the Plan under current law, which is subject to change, are summarized in the following paragraphs. This summary is necessarily general and does not describe all possible federal income tax effects to particular recipients of awards under the Plan or to Indymac in all circumstances. In addition, it does not address any state or local tax consequences of awards under the Plan.

Nonqualified Stock Options
      No taxable income will be realized by an optionee upon the grant of a nonqualified stock option (“NQO”). Upon exercise of an NQO, the optionee will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the option price, and Indymac will be entitled to a corresponding deduction. Upon a subsequent disposition of the shares, the optionee will realize short-term or long-term capital gain or loss, depending upon how long the shares were held. Indymac will not be entitled to any further deduction at that time. Special rules will apply if the optionee uses previously owned shares to pay some or all of the option exercise price.

      The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise.

Incentive Stock Options
      An optionee who receives an incentive stock option (“ISO”) will not be treated as receiving taxable income upon the grant of the option or upon the exercise of the option, if the exercise occurs, in general, during the optionee’s employment by Indymac or within three months after termination of such employment. Any appreciation in share value after the date of grant will, however, be treated as an item of tax preference at the time of exercise in determining liability for the alternative minimum tax. If stock acquired pursuant to an ISO is neither sold nor otherwise disposed of within two years from the date of grant of the option nor within one year after the date of exercise, any gain or loss resulting from disposition of the stock will be treated as long-term capital gain or loss. If stock acquired upon exercise of an ISO is disposed of prior to the expiration of such holding periods, the optionee will generally realize ordinary income, and a corresponding deduction will be allowed to Indymac, at the time of the disposition of the shares, in an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (2) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the optionee will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.
      The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, the holding period will not be credited for purposes of the one-year holding period required for the new shares to receive ISO treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis.
      If the exercise price of an ISO is paid with Common Stock acquired through a prior exercise of an ISO, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares received.

Restricted Stock
      A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, and Indymac will not be entitled to a deduction at that time, assuming that the restrictions constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and Indymac will be entitled to a corresponding deduction. Gains or losses realized by the holder upon disposition of the shares will be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period will also be compensation income to the holder and deductible as such by Indymac.

Cash Incentive Awards
      A person who has been granted a cash incentive award will recognize ordinary income when the award is paid, and Indymac will then be entitled to a deduction.

Accelerated Payments
      If, as a result of a Change in Control of Indymac, a Plan participant’s options become immediately exercisable, or if restrictions immediately lapse on restricted stock the additional economic value, if any, attributable to the acceleration may be deemed a “parachute payment”. The additional value will be deemed a parachute payment if that value, when combined with the value of other payments that are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of the participant’s average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs. In such case, the excess of the total parachute payments over the participant’s average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. Indymac will not be entitled to a deduction for that portion of any parachute payment that is subject to the excise tax.

Section 162(m) Limits
      An income tax deduction is generally not available for annual compensation in excess of $1 million paid to any of the five most highly compensated executive officers of a public corporation. However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that options granted under the Plan will satisfy the requirements for “performance-based compensation”. The Committee may designate whether any restricted stock, restricted stock units or cash incentive awards being granted to any participant are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code. Any such awards designated as intended to be “performance-based compensation” must be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m).
      The Plan provides that the performance measures that may be used by the Committee for such performance awards, which must be quantitative and objective, and not qualitative, standards, may be based on any one or more of the following, either alone or in combination, as selected by the Committee:

•	Revenue

•	Sales, including cross-sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins, mortgage banking revenue margin, thrift net interest margin or other corporate profit measures)

•	Earnings (EBIT; EBITDA; earnings per share; operating earnings per diluted share, either before or after amortization of intangible assets; or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

•	Cash (cash flow, cash generation or other cash measures)

•	Assets (net worth, asset quality, ratio of non-performing assets to total assets, or other asset measures)

•	Stock price or performance

•	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Return measures (including, but not limited to, return on assets or average assets, capital, average or common equity, or sales, and cash flow return on assets or average assets, capital, average or common equity, or sales)

•	Market share and market size of various consumer financial products

•	Loan origination volumes

•	Deposits

•	Interest rate risk (including, but not limited to duration gap, value at risk and other interest rate risk measures)

•	Credit risk (including, but not limited to, other credit risk measures)

•	Expenses (net operating expense, either before or after amortization of intangible assets; expense management; expense ratio; expense efficiency ratios, ratio of expenses outsourced as a percent of total expenses, cost per loan, cost per deposit or other expense measures)

•	Ratio of headcount outsourced as a percent of total headcount

•	Revenues per headcount or the inverse ratio

•	Secondary market investor performance and/or ratings

•	Fair value of assets and/or liabilities and growth and/or decline in either or both

•	Hedge effectiveness

•	Mergers, acquisitions and start-up business activities (e.g., successful acquisition deal completion)

•	Internal rate of return or increase in net present value

•	Regulatory compliance

•	Customer satisfaction ratings

•	Employee turnover and employee count (as a whole or by a specific subset of employees)

•	Employee morale and culture survey results

•	Customer count, revenues, retention and penetration

•	Portfolio balance and count

•	Cost of funds

•	Rating agency credit ratings

•	Third party servicer evaluations (including, but not limited to, evaluations conducted by the GSE’s and servicer ratings published by the rating agencies)
      Performance goals may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of an affiliated company or a division, region, department or function within Indymac or an affiliated company. They also may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, but they need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).
Benefits to Named Executive Officers and Others
      The following table reflects awards granted under the Plan during the fiscal year ended December 31, 2005 to the persons and groups shown in the table. Any future awards under the Plan will be made at the discretion of the Board of Directors or the Committee, as the case may be, and for Non-Employee Directors, pursuant to the Director Compensation Policy in effect from time to time. Consequently, we cannot determine, with respect to (1) our executive officers, (2) all current executive officers as a group, (3) all non-executive directors, as a group, or (4) all eligible participants, including all current officers who are not executive officers, as a group, either the benefits or amounts that will be received in the future by such persons or groups pursuant to the Plan.

	Stock Option Grants		Restricted Stock Awards

	Dollar Value	Number of	Dollar Value	Number of
Name and Position	of Options(1)	Options	of Awards(1)	Shares

Michael W. Perry	$0	0	$0	0
Chairman and Chief Executive Officer
Richard H. Wohl	0	0	0	0
President, Indymac Bank
S. Blair Abernathy	940,609	24,230	224,302	5,778
Executive Vice President, Chief Investment Officer
Ashwin Adarkar	2,270,698	58,493	0	0
Executive Vice President, Indymac Bank
Scott Keys	1,441,387	37,130	0	0
Executive Vice President, Chief Financial Officer
Frank M. Sillman	1,162,931	29,957	193,362	4,981
Executive Vice President, Indymac Bank
All Executive Officers as a Group	10,581,944	272,590	617,160	15,898
All Non-Executive Indymac Directors as a Group	4,211,698	108,493	258,308	6,654
All Non-Executive Officer Employees and Indymac Bank Directors as a Group	33,353,601	859,186	13,477,877	347,189

(1)	Represents the $38.82 closing price of Common Stock on February 28, 2006 multiplied by the number of shares underlying the options and awards granted.
Vote Required; Board Recommendation
      Approval of the Plan requires the affirmative vote of a majority of the votes cast, provided that the total votes cast must represent over 50% of the shares entitled to vote on the proposal.
      The Board of Directors unanimously recommends that stockholders vote FOR the Plan. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.
PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
General
      The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent auditors to audit Indymac’s consolidated financial statements for the fiscal year ending December 31, 2006. Ernst & Young LLP has acted as the independent auditors for Indymac since 2001. In accordance with a resolution of the Audit Committee, this appointment is being presented to stockholders for ratification at this meeting. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and will be available to respond to appropriate questions.

Vote Required; Board Recommendation
      The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required for ratification.
      The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as Indymac’s independent auditors for the fiscal year ending December 31, 2006. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.
INCORPORATION BY REFERENCE
      The Stock Performance Graph, the Compensation Committee Report on Executive Compensation and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings made by Indymac under the Securities and Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Indymac specifically incorporates such information by reference.
OTHER MATTERS
      The Board of Directors knows of no matters to be brought before the Annual Meeting other than those listed in the attached Notice of Annual Meeting. If any other matters should properly come before the Annual Meeting, the person named in the enclosed proxy will vote all proxies given to him in accordance with his best judgment on such matters.
ANNUAL REPORT AND FORM 10-K
      The 2005 Annual Report to Stockholders containing the consolidated financial statements of Indymac for the year ended December 31, 2005, including the Annual Report on Form 10-K for the year ended December 31, 2005, accompanies this Proxy Statement.
      Stockholders may obtain without charge an additional copy of Indymac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the Securities and Exchange Commission, without the accompanying exhibits, by writing to Investor Relations, IndyMac Bancorp, Inc., 888 East Walnut Street, P.O. Box 7211, Pasadena, California 91109-7137. A list of exhibits is included in the Form 10-K, and exhibits are available from Indymac upon payment to Indymac of the cost of furnishing them.
STOCKHOLDER PROPOSALS
      Proposals of stockholders intended to be included in the proxy statement and presented at the 2007 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Corporate Secretary of Indymac, 888 East Walnut Street, Pasadena, California 91101, not later than November 14, 2006 to be considered for inclusion in Indymac’s proxy materials for that meeting.

      Stockholders intending to present business at Indymac’s 2007 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in Indymac’s Bylaws. To bring business before an annual meeting, Indymac’s Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws to the Corporate Secretary of Indymac not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting. Therefore, Indymac must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than December 26, 2006 and no later than January 25, 2007. If the notice is received before December 26, 2006 or after January 25, 2007, it will be considered untimely and the stockholder will not be entitled to present the proposal at the 2007 Annual Meeting.
Dated: March 14, 2006

Annex A
INDYMAC BANCORP, INC. AUDIT COMMITTEE CHARTER

I.	Purpose
      The Audit Committee is appointed by the Board of Directors (the “Board”) of IndyMac Bancorp, Inc. (the “Corporation”). The primary purpose of the Audit Committee (the “Committee”) is to assist the Board in fulfilling its oversight responsibilities with respect to the integrity of the Corporation’s financial statements, reports and other financial information provided by the Corporation to the stockholders and others, the independent auditor’s qualifications, performance and independence, the performance of the Corporation’s internal audit function, and the Corporation’s compliance with legal and regulatory requirements (in concert with other Board committees as provided in Section 4(d), below).

II.	Composition
      The Audit Committee shall be comprised of not less than three members, who shall be independent directors meeting the requirements for independence set forth in the listing requirements of the New York Stock Exchange (the “NYSE”) and the rules of the SEC and shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. All members of the Audit Committee shall be “financially literate,” as the Board interprets such qualifications using its business judgment, or must become financially literate within a reasonable time period after appointment to the Audit Committee. At least one Audit Committee member will qualify as an “audit committee financial expert” as determined by the full Board by applying applicable SEC rules.

III.	Meetings
      The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall meet separately at least annually, and more often as warranted, with management, the Chief Audit Executive and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or any of these parties believes should be discussed privately. Subject to any requirements imposed by law or by the rules of the NYSE, the Audit Committee shall control its agenda in its sole discretion and shall be able to directly access senior managers of the Corporation and its subsidiaries.

IV.	Responsibilities and Duties
      The Audit Committee’s responsibility is oversight, and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent auditor is responsible for auditing them. Additionally, the Audit Committee recognizes that financial management of the Corporation, the internal audit staff, and the independent auditors, have more knowledge and more detailed information about the Corporation than do the members of the Audit Committee; including the Audit Committee’s designated financial expert(s). Consequently, while the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate or in accordance with Generally

Accepted Accounting Principles (“GAAP”) and applicable rules and regulations. The Audit Committee shall review the information provided by these independent sources, and provide Board level oversight, advice, counsel, and general direction, as it deems appropriate, to management and the independent auditors. In furtherance of these purposes, the Audit Committee shall serve as an independent and objective monitor of the performance of the Corporation’s financial reporting process and system of internal controls, and maintain open and direct communication among the independent auditor, financial and senior management of the Corporation and of IndyMac Bank, F.S.B. (the “Bank”), the internal audit department, and the Board.
      The following functions shall be the common recurring activities of the Audit Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Audit Committee may, except as prohibited by law or under the rules set forth by the NYSE, diverge from this guide in appropriate circumstances.

1.	Audit Committee Financial Reporting and Certification Responsibilities:
      a. The Audit Committee shall meet quarterly with financial management and the independent auditor to discuss the financial information contained in the Corporation’s Quarterly Reports on Form l0-Q, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to its filing, and the results of the independent auditor’s review of Interim Financial Information pursuant to SAS 71.
      b. On a quarterly basis, the Audit Committee shall:

i. review the quarterly disclosures and financial certifications prepared by the CEO and CFO as required under the Sarbanes-Oxley Act of 2002, and any rules promulgated thereunder, including disclosure controls and procedures and internal controls over financial reporting and evaluations thereof;

ii. review and approve the adequacy of the Allowance for Loan Losses;

iii. review quarterly certifications and reports of negative press, insider fraud activity, compliance with affiliated transaction rules and the OTS’ “Thrift Financial Report” filing instructions, or any submitted complaints or concerns (including those submitted confidentially and anonymously by employees of the Corporation) regarding the Corporation’s accounting practices, its internal accounting controls and/or other auditing related matters, as gathered and reported by the Chief Audit Executive or General Counsel.
      c. The Audit Committee shall review with management and the independent auditor at the completion of the annual audit of the Corporation’s consolidated financial statements included in the Annual Report on Form 10-K for the last fiscal year and prior to its filing:

i. the Corporation’s annual consolidated financial statements and related footnotes, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations;

ii. the independent auditor’s audit of the consolidated financial statements and their report;

iii. any significant changes required in the independent auditor’s audit plan;

iv. any difficulties encountered during the course of the audit, including any significant disagreements with management;

v. management’s assessment and assertion relating to the effectiveness of the Corporation’s internal controls over financial reporting, as required under the Sarbanes-Oxley Act of 2002 Section 404 and the FDIC Improvement Act of 1991 Section 112, as well as the independent auditor’s attestation thereof;

vi. any management letter provided by the independent auditors and management’s response to that letter; and

vii. other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards, including discussions relating to the independent auditor’s judgments about such matters as the quality, not just the acceptability, of the Corporation’s accounting practices and other items set forth in SAS 61 (Communications with Audit Committees) or such other auditing standards that may in time modify, supplement or replace SAS 61.
      d. The Audit Committee shall review and discuss with management and the independent auditor, as applicable:

i. major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

ii. analyses prepared by management or the independent auditor setting forth significant financial reporting issues, including analyses of the effect of alternative methods under GAAP on the financial statements;

iii. the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements;

iv. the general type and presentation of financial information included in earnings press releases (including any use of “pro-forma” or “adjusted” non-GAAP, information), as well as corporate financial information and earnings guidance provided to analysts and rating agencies;

v. any accounting adjustments that were noted or proposed by the independent auditor but were passed (as immaterial or otherwise);

vi. any communications between the independent auditor’s audit team and the audit firm’s national office with respect to auditing or accounting issues presented by the engagement.
      e. The Audit Committee shall not be responsible for oversight of individual transactions, including, but not limited to, whole loan sale, agency sale or securitization transactions.

2.	Audit Committee Independent Auditor Responsibilities:
      a. The Audit Committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, retention and oversight of the Corporation’s independent auditor. Consistent with these responsibilities, it is recognized that the independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole discretion over payment of compensation to the independent auditor for services rendered to the Corporation. The Audit Committee shall review the independent auditor’s proposed annual audit plan. The Audit Committee shall establish hiring policies for employees or former employees of the independent auditors. The Audit Committee shall periodically receive reports from the independent auditor that the independent auditor is not providing any prohibited services, is complying with regulatory partner rotation requirements, and that they are fulfilling other regulatory requirements promulgated under the Sarbanes-Oxley Act of 2002 and by the Public Company Accounting Oversight Board.
      b. The Audit Committee shall pre-approve all audit and non-audit services provided by the independent auditor. The Audit Committee may delegate this authority, up to a pre-defined dollar limit, to the Audit Committee Chairman. Services pre-approved only by the Chairman are to be reported at the next regular Audit Committee meeting.
      c. On an annual basis, the Audit Committee should review the qualification, independence, and performance of the independent auditor and present its conclusions to the Board in advance of the annual meeting of stockholders. As part of such annual review, the Audit Committee should review with the independent auditor, a written report that includes a description of the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, or periodic review by the Public Company Accounting Oversight Board, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Corporation. The Audit Committee will take appropriate action on any disclosed relationships or issues that may reasonably be thought to bear on the independence of the auditor and satisfy itself that the Corporation has engaged an independent auditor as required by the securities laws, including the Sarbanes-Oxley Act of 2002, administered by the Securities and Exchange Commission.

3.	Audit Committee Internal Audit Responsibilities:
      a. The Audit Committee shall appoint, replace, reassign or dismiss the Chief Audit Executive (CAE).
      b. The Audit Committee shall review the performance of the internal audit department, including the objectivity and authority of its reporting obligations, budget and staffing.
      c. The Audit Committee shall review and approve the proposed internal audit plan for the coming year and the coordination of such plans with the independent auditor. The Committee shall receive periodic reports by the CAE on the progress of the internal audit plan and the results of plan activities and shall review and approve proposed changes to the plan.
      d. The Audit Committee shall review, as needed, the internal audit department’s charter, which shall define its purpose, authority, and responsibilities.

4.	Audit Committee Risk Management, Ethical, Legal and Regulatory Responsibilities:
      a. The Audit Committee shall discuss the Corporation’s guidelines and policies with respect to risk assessment and risk management. In consultation with the Chief Risk Officer, at least annually the Audit Committee shall review the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

      b. The Audit Committee shall establish and maintain a mechanism for the receipt, retention and treatment of complaints received by the Corporation from external parties and employees regarding accounting, internal accounting controls or auditing matters. The Audit Committee shall establish and maintain a procedure for the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters to the Committee.
      c. The Audit Committee shall review and consider the results of any review of officers’ expense accounts and perquisites, including their use of corporate assets, by the internal auditors or the independent auditor.
      d. The Audit Committee shall review with the CAE the results of the internal audit department’s review of compliance with the Corporation’s Code of Business Conduct and Ethics.
      e. The Audit Committee and full Board, while acknowledging the Audit Committee’s oversight responsibility toward the Corporation’s compliance with legal and regulatory requirements, has delegated the ongoing oversight and monitoring of the following legal and regulatory matters:

i. The Compliance and Technology Committee shall oversee and monitor compliance with affiliate transaction rules;

ii. The Enterprise Risk Management Committee shall oversee general litigation matters, insurance claims, corporate legal matters and contracts, and monitor compliance with insider lending. The Enterprise Risk Management Committee shall also act as the Corporation’s Qualified Legal Compliance Committee (“QLCC”) as described in its Charter;

iii. The Management Development and Compensation Committee shall oversee and monitor legal matters related to current and former employees, including laws regarding nondiscrimination in employment and human resource practices;

iv. The Compliance and Technology Committee shall oversee and monitor compliance with consumer protection, anti-money laundering, bank protection and fair lending rules and regulations, as well as compliance with the Community Reinvestment Act; and

v. The Bank’s Board of Directors shall oversee and monitor compliance with the Office of Thrift Supervision’s safety and soundness rules and regulations.
      f. The Audit Committee shall receive reports on legal and regulatory matters from the General Counsel that may have a material impact on the Corporation’s consolidated financial statements as needed, but no less than annually.

5.	Committee Reports:
      a. The Audit Committee shall prepare an Audit Committee Report as required by the SEC for inclusion in the annual stockholders’ meeting proxy statement.
      b. The Audit Committee shall perform an annual self-evaluation of its performance.
      c. The Audit Committee shall review and reassess the adequacy of this Audit Committee Charter on an annual basis. This Charter will be included on the Corporation’s Internet site, as an appendix to the annual stockholders’ meeting proxy statement at least once in every 3-year period and in the next annual stockholders’ meeting proxy statement after any significant amendment to this Charter.

      d. The Audit Committee will report its actions to the Board with such recommendations as the Audit Committee may deem appropriate.

6.	Retention of Advisors or Consultants:
      a. The Audit Committee, in its sole discretion, shall have the right to retain independent legal counsel, or other independent consultants, to advise it on any matter relating to its duties or responsibilities.
      b. The Audit Committee shall have the power to conduct or authorize investigations into any matters within its scope of responsibilities and shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.
      c. The Audit Committee has the authority to appropriate all funds deemed necessary by the Audit Committee to compensate any advisors or investigators retained by it, in addition to any funding the Audit Committee otherwise deems appropriate to carry out its duties.

7.	Miscellaneous:
      a. The duties and responsibilities of a member of the Audit Committee are in addition to those duties generally pertaining to a member of the Board.
      b. The Audit Committee shall be responsible for the Board policies listed below:

i. Internal Controls

ii. Internal Audit

iii. Financial & Regulatory Reporting and Independent Auditing

INDYMAC BANCORP, INC.
PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS APRIL 25, 2006
     The undersigned hereby appoints Michael W. Perry, with full power of substitution, as the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of IndyMac Bancorp, Inc. (“Indymac”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Indymac to be held at Indymac’s offices located at 3465 East Foothill Boulevard, Pasadena, California on April 25, 2006 at 9:00 a.m. and any adjournments or postponements thereof.
     Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement for the Annual Meeting is hereby acknowledged.
(Continued and to be signed on the reverse side.)
INDYMAC BANCORP, INC.
P.O. BOX 11262
NEW YORK, N.Y. 10203-0262

INDYMAC BANCORP, INC.	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/nde		1-888-216-1322

• Go to the website address listed above.		• Use any touch-tone telephone.		• Mark, sign and date your proxy card.
• Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.
Your telephone or Internet vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or Internet there is no need for you to mail back your proxy card.

1-888-216-1322
CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

☐	Please sign, date and return this proxy card in the enclosed envelope.	☑ Votes must be indicated (✓) in Black or Blue Ink.

1.	Election of Directors.

FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐

Nominees: 01 — Michael W. Perry, 02 — Louis E. Caldera, 03 — Lyle E. Gramley, 04 — Hugh M. Grant, 05 — Patrick C. Haden, 06 — Terrance G. Hodel, 07 - Robert L. Hunt II, 08 — Senator John Seymour (ret.), 09 — Bruce G. Willison

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Consent to future electronic delivery of Annual Report/Proxy Statement (see explanation on page (ii) of the Proxy Statement).	☐

To change your address, please mark this box and correct at left.	☐

To include any comments, please mark this box, and use reverse side.	☐

I PLAN TO ATTEND THE MEETING.	☐

2.	Approval of the IndyMac Bancorp, Inc. 2002 Incentive Plan, as amended and restated.	FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	Ratification of the appointment of Ernst & Young LLP as Indymac’s independent auditors for the year ending December 31, 2006.	FOR	☐	AGAINST	☐	ABSTAIN	☐
UNMARKED PROXIES WILL BE VOTED IN FAVOR OF EACH OF THESE MATTERS unless specified to the contrary.
     SCAN LINE
Please date and sign exactly as your name appears on this card. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees etc. should give full title as such.

Date	Share Owner sign here	Co-Owner sign here

2